                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                               WALLACE COMPUTER SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                                                 October 8, 1996

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 6, 1996

                            ------------------------

Dear Fellow Stockholders:

    You are cordially invited to attend the annual meeting of stockholders of Wallace Computer Services, Inc. scheduled to be held on Wednesday, November 6, 1996. The meeting will be held at the Company's corporate headquarters, 2275 Cabot Drive, Lisle, Illinois 60532 at 9:00 a.m., local time. Your Board of Directors and management look forward to greeting those stockholders able to be present.

    Enclosed with this letter is Wallace's notice of meeting and proxy statement and a WHITE proxy card. You should read these materials for a more complete description of the matters to be considered at the annual meeting. Then, take a moment to sign, date and mail your WHITE proxy card in the postage prepaid envelope provided.

    For this year's annual meeting, Mr. Guy P. Wyser-Pratte, a takeover stock speculator, has given notice to Wallace of his intention to nominate himself and a father-son team of West Virginia lawyers for election as directors. In addition, based upon publicly available information, Wallace believes that Mr. Wyser-Pratte may propose two amendments to the Wallace Bylaws that would limit Wallace's ability to defend against unfair or coercive acquisition attempts. In the unanimous view of your Board of Directors, these nominations and possible Bylaw amendments are not in the best interests of stockholders. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE WALLACE NOMINEES TO THE BOARD AND "AGAINST" MR. WYSER-PRATTE'S POSSIBLE PROPOSALS.

    On behalf of everyone at Wallace, we thank you for your support during this past year. We remain committed to acting in the best interests of you, our stockholders, and our Company. Please feel free to call us or our proxy solicitor, Morrow & Co., Inc., if you have any questions. Our phone number is
(630) 588-5000, and the phone number of Morrow & Co., Inc. is (800) 662-5200.

Sincerely,

         [SIG]                                   [SIG]
TED DIMITRIOU                                    BOB CRONIN
CHAIRMAN OF THE BOARD                            PRESIDENT AND CEO

                                    IMPORTANT
    Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy card in the postage prepaid envelope provided. REMEMBER, DO NOT RETURN ANY PROXY CARD SENT TO YOU BY MR. WYSER-PRATTE, NOT EVEN AS A VOTE OF PROTEST.
    If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. If you have any questions or need further assistance in voting, please contact the firm assisting us in the solicitation of proxies:
                               MORROW & CO., INC.
                        Call toll free at (800) 662-5200

                                     [LOGO]

                            ------------------------

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

TO THE STOCKHOLDERS OF
WALLACE COMPUTER SERVICES, INC.:

    Notice is hereby given that the 1996 Annual Meeting of Stockholders of Wallace Computer Services, Inc., a Delaware corporation, will be held at the Company's corporate headquarters, 2275 Cabot Drive, Lisle, Illinois 60532 on Wednesday, November 6, 1996, at 9:00 a.m., for the following purposes:

    1. To elect three directors for the class of directors whose terms are expiring at the 1996 Annual Meeting.

    2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1997.

    3. To consider and vote upon possible proposals by Mr. Guy P. Wyser-Pratte to: (i) amend the Company's Bylaws to elect not to be governed by Section 203 of the Delaware General Corporation Law; and (ii) amend the Company's Bylaws to require the Wallace Board to terminate defensive actions following a cash tender offer for all of the outstanding capital stock of the Company unless approved by a stockholder vote.

    4.  To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on September 17, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 1996 Annual Meeting and at any adjournment or postponement thereof.

    It is important that your shares be voted at the 1996 Annual Meeting. Whether or not you expect to attend, you are urged to sign and date the accompanying WHITE proxy card and promptly return it to the Company in the accompanying postage prepaid envelope.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]
                                          MICHAEL T. LAUDIZIO
                                          SECRETARY
Lisle, Illinois

October 8, 1996

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY URGES YOU TO REJECT THE PROXY SOLICITATION OF MR. WYSER-PRATTE AND NOT SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY MR. WYSER-PRATTE.
TO SUPPORT YOUR BOARD, PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR WHITE PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL THE COMPANY AT (630) 588-5000 OR MORROW & CO., INC. , WHICH IS ASSISTING US, TOLL FREE AT (800) 662-5200.

                        WALLACE COMPUTER SERVICES, INC.
                                2275 CABOT DRIVE
                             LISLE, ILLINOIS 60532

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 6, 1996

                            ------------------------


    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Wallace Computer Services, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on November 6, 1996, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Board of Directors has fixed the close of business on September 17, 1996 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and the accompanying WHITE proxy card are first being mailed to stockholders on or about October 8, 1996.


    At the Annual Meeting, stockholders will consider and vote upon the election of three directors to hold office for three years. At the Annual Meeting, the stockholders will also consider and vote upon the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1997 and any other business that may properly come before the Annual Meeting.

    At the Annual Meeting, stockholders may also be asked to consider and vote upon certain proposals that may be advanced by Mr. Guy P. Wyser-Pratte, a takeover stock speculator. Based upon publicly available information, the Company believes Mr. Wyser-Pratte may ask stockholders to consider and vote upon proposals: (i) to amend the Company's Bylaws to elect not to be governed by
Section 203 of the Delaware General Corporation Law (the "Business Combination Proposal"); and (ii) to amend the Company's Bylaws to require the Wallace Board to terminate defensive actions following a cash tender offer for all of the outstanding capital stock of the Company unless approved by a stockholder vote (the "Tender Offer Proposal"). Mr. Wyser-Pratte's possible proposals are collectively referred to herein as the "Wyser-Pratte Proposals."

    YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES MR. WYSER-PRATTE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY MR. WYSER-PRATTE. WE RECOMMEND THAT YOU SUPPORT YOUR BOARD BY VOTING "FOR" THE BOARD'S NOMINEES, "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND "AGAINST" THE WYSER-PRATTE PROPOSALS.

    Your vote is important, regardless of how many shares you own. Please sign and date the accompanying WHITE proxy card and mail it in the enclosed postage prepaid envelope as promptly as possible, whether or not you expect to attend the meeting.

    Whether or not you have previously signed a proxy card sent by Mr. Wyser-Pratte, your Board urges you to show your support for the Board by signing, dating and promptly mailing the enclosed WHITE proxy card. By signing and dating the WHITE proxy card, you will revoke any earlier dated proxy card solicited by Mr. Wyser-Pratte which you may have signed. Remember, it will not help your Board to return Mr. Wyser-Pratte's Gold proxy card voting to "Withhold Authority." Do not return any Gold proxy card sent to you by Mr. Wyser-Pratte. The only way to support your Board's nominees and determinations is to vote "FOR" the Board's nominees and "AGAINST" the Wyser-Pratte Proposals on the WHITE proxy card.

    IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR BOARD'S NOMINEES AND "AGAINST" THE WYSER-PRATTE PROPOSALS ON THE COMPANY'S WHITE PROXY CARD.

                          BACKGROUND OF RECENT EVENTS

    On July 30, 1995, the Chairman of Moore Corporation Limited ("Moore") left a message for Mr. Robert J. Cronin, the President and Chief Executive Officer of Wallace, informing Mr. Cronin that Moore intended to launch an unsolicited tender offer for all outstanding shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), at $28 per share (adjusted to reflect the two-for-one stock split declared June 6, 1996). Later that evening, Moore informed Mr. Cronin that it intended to nominate three individuals for election to the Company's Board of Directors at the Company's 1995 annual meeting of stockholders. On July 31, 1995, Moore commenced litigation against the Company and its directors to, among other things, enjoin the Company from taking action to implement and enforce certain takeover defenses of the Company and to compel the Company to take action with respect to such takeover defenses, including, but not limited to, the redemption of the Company's preferred stock purchase rights (the "Rights"). On August 2, 1995, Moore commenced its tender offer.

    After carefully considering in a number of meetings the Company's business, financial condition and prospects, the terms and conditions of Moore's offer and other matters, on August 14, 1995 the Board of Directors of the Company unanimously concluded that Moore's offer was inadequate and not in the best interests of the Company and the stockholders and that, in light of the Company's future prospects, the interests of the stockholders would be best served by the Company remaining an independent entity. Accordingly, the Board unanimously recommended that the stockholders reject Moore's offer and not tender their shares of Common Stock pursuant to such offer.

    On August 15, 1995, the Company commenced litigation against Moore to enjoin the tender offer under the federal antitrust laws and to enjoin Moore from violations of the federal securities laws.

    On August 28, 1995, Moore extended its tender offer and disclosed that less than 1% of the shares of Common Stock had been tendered to it as of the initial expiration date. Moore also announced that it intended to present at the 1995 annual meeting of stockholders certain proposals relating to (i) the removal of all of the directors of the Company, other than Moore's nominees if they were then directors, (ii) the amendment of the Company's Bylaws to fix the number of directors at five and (iii) the repeal of any amendment of the Company's Bylaws adopted between February 15, 1995 and the date of the 1995 annual meeting.

    On September 18, 1995, Moore further extended its tender offer and disclosed that approximately 1.6% of the shares of Common Stock had been tendered to it as of September 18, 1995.

    On October 12, 1995, Moore amended its tender offer to increase the cash price offered for the Company's Common Stock from $28 to $30 per share (the "Moore Offer") (adjusted to reflect the two-for-one stock split declared June 6,
1996). In connection with its increased offer, Moore indicated that it would terminate the Moore Offer and all other efforts to acquire the Company unless a significant number of shares of Common Stock were tendered on or prior to the expiration date.

    On October 17, 1995, the Board of Directors of the Company unanimously concluded that the Moore Offer was inadequate and not in the best interest of the Company and the stockholders and that, in light of the Company's future prospects, the interests of the stockholders would be best served by the Company remaining an independent entity. Accordingly, the Board unanimously recommended that the stockholders reject the Moore Offer and not tender their shares of Common Stock pursuant to the Moore Offer.

    On November 6, 1995, Moore extended the Moore Offer until December 11, 1995 and announced that approximately 73.5% of the shares of Common Stock had been tendered to it as of November 3, 1995.

    On November 20, 1995, the Company announced that its earnings (before takeover expenses) for its first fiscal quarter had increased 65.6% compared to the same period in the prior fiscal year.

    On December 4, 1995, following three days of hearings and the consideration of extensive briefing, the United States District Court for the District of Delaware issued its opinion in the litigation between Moore and Wallace. The federal court held, among other things, that "...Moore's tender offer pose[d] a THREAT to Wallace that shareholders, because they are uninformed, will cash out before realizing the fruits of the substantial technological innovations achieved by Wallace."(emphasis added) The court further concluded that "[s]hareholders, at the time of the Moore offer, were unable to appreciate the upward trend in Wallace's earnings... Given this situation, the Wallace board's response can HARDLY BE DEEMED UNREASONABLE."(emphasis added) The court found that the Company's directors reasonably concluded that the Moore Offer was a "low ball" offer. The court further held that the retention of the Rights was a reasonable action of the Company's board in view of the threat posed by Moore. In addition, the court dismissed the Company's antitrust counterclaim against Moore. A copy of the court's opinion is available from the Company upon request.

    At the 1995 annual meeting of stockholders held on December 8, 1995, the three Moore nominees were elected by a vote of approximately 56% of the outstanding shares. Moore did not succeed in attaining the 80% vote required to remove the other Company directors. The stockholders adopted a Bylaw amendment which had the effect of eliminating a provision requiring advance notification of proposals to be presented at the Company's annual meetings.

    On December 12, 1995, Moore announced that 62.9% of the outstanding Common Stock had been tendered as of December 11. On December 20, 1995, Moore announced that it was permitting its tender offer to expire, but it stated that it was still interested in acquiring the Company.

    On January 5, 1996, in view of the importance Mr. Cronin had played as chief executive officer of the Company, following the election of the Moore nominees, the Company's Board increased the number of directors of the Company by one, as permitted by the Company's Bylaws, and elected Mr. Cronin to fill the resulting vacancy with a one-year term of office.

    On February 21, 1996, the Company reported record sales and earnings for its second fiscal quarter. Earnings before takeover expenses increased 58.8% over the year earlier period while revenues rose 24.6%.

    On May 21, 1996, the Company reported that both revenues and earnings continued at record levels during the third fiscal quarter. Additionally, an unusually high number of new W.I.N.-TM- and office products contracts were signed and will begin generating revenues in fiscal 1997. A total of 26 new W.I.N. and Select Services-Registered Trademark- contracts were added during the third quarter, nearly double the usual number. The Company also reported that its partnership with United Stationers gained momentum with the signing of 16 new office product contracts.

    On June 6, 1996, the Board of Directors approved a two-for-one split of the Company's Common Stock, with one additional share distributed to stockholders of record on July 15. This was the sixth stock split since the Company became publicly held in 1961. The Board of Directors also authorized the repurchase in the open market of up to $100 million of the Company's Common Stock with shares to be repurchased from time to time at the discretion of the Company at prices prevailing at the time of repurchase.

    On August 6, 1996, Moore announced that it was abandoning its efforts to acquire the Company.

    On August 8, 1996, the Company received a letter from Mr. Wyser-Pratte, giving notice of his intention to nominate three individuals for director at the Company's 1996 Annual Meeting.

    On September 4, 1996, the Company announced record sales and earnings for the fiscal year ended July 31, 1996. Results exceeded the expectations of securities analysts who follow the Company as well as the Company's own forecasts. Earnings before takeover expenses rose 43.3% to $79.2 million from $55.3 million in fiscal 1995. Earnings for fiscal 1996 were $73.0 million after taking into consideration the $10.1 million in expenses incurred by the Company in connection with Moore's attempt to acquire the Company. Sales increased 21.0% to $862.3 million from $712.8 million. For the fourth fiscal quarter, sales were $214.5 million, up 8.2% from the same period in the prior fiscal year, and earnings before takeover expenses were $20.1 million, up 27.4% from the same period in the prior fiscal year. Demand for the Company's supplies management programs continued to accelerate during the year with a total of 86 new W.I.N. and Select Services programs signed. This represented a 41% gain over the 61 contracts recorded in the previous year and gave the Company a total of 243 such customers at fiscal year-end.

    On September 4, 1996, the Board of Directors also voted to increase the annual dividend payment to 56 cents per share, an increase of 30% over the 43 cents per share paid previously. The increase marked the 25th consecutive year in which the dividend has been raised. In addition, as of September 4, 1996, the Company had repurchased approximately $40.6 million of its Common Stock in connection with its previously announced share repurchase program.

    On September 5, 1996, the Wallace Board sent to Mr. Wyser-Pratte a letter stating that the Wallace Board, including the three directors nominated by Moore, had unanimously concluded that neither the election of Mr. Wyser-Pratte's purported nominees nor the adoption of his possible proposals would be in the best interests of Wallace or its stockholders.

                                     ITEM 1
                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes and currently consists of nine directors, seven of whom are not, and have not been, officers or employees of the Company. The terms of three directors currently expire at this year's Annual Meeting, the terms of three directors currently expire at the 1997 Annual Meeting and the terms of three directors currently expire at the 1998 Annual Meeting. At this year's Annual Meeting, three directors will be elected for a term expiring at the 1999 Annual Meeting.

    Unless otherwise instructed, the proxy holders will vote the WHITE proxies received by them "FOR" the election of your Board's three nominees named below. If, for any reason, any of the Board's nominees listed below should cease to be a candidate for election, it is intended that all properly signed proxies in the form enclosed will be voted for a substitute nominee designated by the Board of Directors. Each of your Board's nominees below has consented to serve as a director, and the Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve if elected.

    THE BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE "FOR" THE BOARD'S NOMINEES AS DIRECTORS OF THE COMPANY

    The Board has unanimously nominated Robert J. Cronin, Richard F. Doyle and Neele E. Stearns, Jr. for election as directors at the Annual Meeting. All of the Board's nominees for director have substantial experience serving as directors or executive officers of public companies. All of the Board's nominees have demonstrated leadership abilities and outstanding achievements in the companies in which they have served as executives and directors. The Board's nominees have experience in a broad range of industries and bring to the Wallace Board substantial business experience and knowledge. Each of the Board's director nominees has served on the Wallace Board for over three years and has extensive knowledge about the Company and the information management industry.

    Despite the distractions of the Moore unsolicited tender offer and litigation, the Company's fiscal 1996 results exceeded analysts' and the Company's own forecasts. Sales in the fiscal year ended July 31, 1996 rose 21% to $862.3 million compared to $712.8 million in fiscal 1995. Sales have grown a total of 47% during the last two fiscal years.

    Before takeover expenses, net income increased 43% to $79.2 million, or $1.74 per share, compared to $55.3 million or $1.23 per share in fiscal 1995. On the same basis, earnings per share grew 61% during the last two years. Even after takeover expenses, return on average assets was 11.3% and return on average equity was 15.1%, the Company's best results in six years. Reflecting these strong results, on September 4, 1996 the Company increased its annual dividend payment 30%, to 56 cents per share.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  SALES (IN THOUSANDS)
2 YEAR CHANGE 46.6%
5 YEAR CHANGE 87.9%
                                                                 92         93         94         95         96
                                                           $511,572   $545,315   $588,173   $712,838   $862,287
EARNINGS PER SHARE BEFORE TAKEOVER EXPENSES
2 YEAR CHANGE 61.1%
5 YEAR CHANGE 114.8%
                                                                 92         93         94         95         96
                                                              $0.88      $0.92      $1.08      $1.23      $1.74
DIVIDENDS PER SHARE
2 YEAR CHANGE 34.4%
5 YEAR CHANGE 72.0%
                                                                 92         93         94         95         96
                                                              $0.27      $0.29      $0.32      $0.37      $0.43

    Your Board unanimously opposes the election of Mr. Wyser-Pratte's nominees. In addition to nominating himself, Mr. Wyser-Pratte is asking the stockholders to elect Mr. William M. Frazier and Mr. W. Michael Frazier, both of whom are lawyers in the West Virginia law firm of Frazier and Oxley. Mr. W. Michael Frazier is the son of Mr. William M. Frazier. Although Mr. William M. Frazier served for a number of months as a director of Van Dorn Company as an ally of Mr. Wyser-Pratte, to Wallace's knowledge, none of Mr. Wyser-Pratte's nominees has any substantial experience as a director or executive officer of a public company, and none has any experience in Wallace's industry. In the view of your Board of Directors, none of Mr. Wyser-Pratte's nominees is qualified by background or experience to become a director of Wallace.

    Mr. Wyser-Pratte and his nominees are committed to a sale of the Company or the adoption of some plan to attempt to maximize its short-term value (such as the incurrence by the Company of substantial debt to implement a large share repurchase plan). The Wallace Board of Directors believes that committing the Company to a sale is short-sighted in light of the Company's recent record financial results and in light of the Company's future prospects. The Company currently has in place a $100 million open market share repurchase program. Wallace evaluates from time to time the size, structure and duration of its repurchase plan and may modify its plan if such changes are appropriate and in the best interests of the Company and the stockholders. By contrast, Mr. Wyser-Pratte and his nominees desire to commit Wallace to incur substantial amounts of debt immediately and use the proceeds to repurchase stock through a tender offer or other plan that distributes the cash in a short period of time.


    Your Board of Directors believes that the objectives of Mr. Wyser-Pratte's nominees principally advance the narrow interests of takeover stock speculators and professional traders rather than the long-term interests of the Company and the stockholders. Moreover, because the proposals of Mr. Wyser-Pratte's nominees are contrary to the current long-term strategy your Board has established, and because the terms of only three of the nine

Wallace directors expire at the Annual Meeting, the Board believes that the election of Mr. Wyser-Pratte's nominees would serve only to create a minority contingent on the Wallace Board that would distract your Board from continuing to deliver to the stockholders superior financial performance.

    The election of two or more of Mr. Wyser-Pratte's nominees to the Board may be deemed to constitute a change in control under certain of the Company's employee benefit plans and agreements. See "COMPENSATION OF EXECUTIVE OFFICERS -- Employment Contracts and Termination, Severance and Change-of-Control Arrangements" for a description of the amounts that would become payable, vested or funded in the event of a change of control of the Company.

THE BOARD'S NOMINEES

    The following sets forth information on your Board's nominees for election as directors at the Annual Meeting.

                                                                                                BOARD COMMITTEE
      NAME AND AGE           PRINCIPAL OCCUPATION FOR PAST FIVE YEARS       DIRECTOR SINCE        MEMBERSHIP
------------------------  -----------------------------------------------  -----------------  -------------------

DIRECTOR NOMINEES AT THIS YEAR'S ANNUAL MEETING

Robert J. Cronin (51)     President and Chief Executive Officer of the     November 11, 1992  Executive
                          Company since November 11, 1992. President and
                          Chief Operating Officer of the Company from
                          June 1, 1992 until November 11, 1992. Senior
                          Vice President -- Sales of the Company from
                          November 14, 1990 until June 1, 1992, and Vice
                          President -- Sales of the Company from November
                          16, 1988 until November 14, 1990. Previously
                          held various sales management positions within
                          the Company's Business Forms Division.
Richard F. Doyle (68)     Retired Senior Vice President -- Finance &       October 26, 1971   Audit (Chairman)
                          Administration of Texas Oil & Gas Corp., a                           and Executive
                          developer of oil and gas interests.
Neele E. Stearns, Jr.     Former President and Chief Executive Officer of
(60)                      CC Industries, Inc., a holding company with
                          operations in envelope manufacturing, home
                          furnishings and casual furniture, and real
                          estate development and management. Director of
                          Wallace from 1990 to 1995. (1)

DIRECTORS WITH TERMS EXPIRING AT THE 1997 ANNUAL MEETING

John C. Pope (47)         Chairman of MK Rail Corporation, a manufacturer  July 8, 1996 of locomotives and locomotive components. From
                          January 1988 to July 1994, Mr. Pope held
                          various positions with UAL Co. and its
                          subsidiary, United Airlines, most recently as
                          President, Chief Operating Officer and
                          Director. (2)
Theodore Dimitriou (70)   Chairman of the Board of the Company. Chief      November 1, 1972   Executive
                          Executive Officer of the Company until November                      (Chairman)
                          11, 1992, and President of the Company until
                          April 3, 1990. Interim President of the Company
                          from January 15, 1992 to June 1, 1992. (3)
William N. Lane, III      Chairman, President and Chief Executive Officer  January 17, 1990   Compensation
(53)                      of Lane Industries, Inc., a holding company                          (Chairman)
                          with operations in office machines, hotels,
                          ranching and radio broadcasting. (4)

DIRECTORS WITH TERMS EXPIRING AT THE 1998 ANNUAL MEETING

Curtis A. Hessler (52)    Chairman of I-NET, Inc., a computer network      January 5, 1996    Audit
                          company owned by Wang Laboratories, Inc., since
                          September 1996. Former Executive Vice President
                          of the Times Mirror Company, a publisher of
                          books, magazines and newspapers from February
                          1991 until January 1996. (5)

                                                                                                BOARD COMMITTEE
      NAME AND AGE           PRINCIPAL OCCUPATION FOR PAST FIVE YEARS       DIRECTOR SINCE        MEMBERSHIP
------------------------  -----------------------------------------------  -----------------  -------------------
Albert W. Isenman, III    Professor of Management at the Kellogg Graduate  January 5, 1996    Compensation
(48)                      School of Management at Northwestern University
                          since 1988.
Robert P. Rittereiser     Chairman and Chief Executive Officer of Gruntal  January 5, 1996
(58)                      Financial Corp., a national full-service
                          securities brokerage firm, since 1996. Chairman
                          of Yorkville Associates Corp., a private
                          investment and financial advisory concern
                          formed in April 1989. Trustee of The DBL
                          Liquidating Trust from April 1992 until April
                          1996. Chairman since November 1992, a Director
                          since 1990 and President and Chief Executive
                          Officer from March 1993 until February 1995 of
                          Nationar, Inc., a banking services corporation.
                          President and Chief Executive Officer of E.F.
                          Hutton & Company from 1985 until 1989. (6)

------------------------------
(1) Mr. Stearns is also a director of Maytag Corporation.

(2) Mr. Pope is also a director of Federal-Mogul Corp.

(3) Mr. Dimitriou is also a director of Walgreen Co. and General Binding Corporation.

(4) Mr. Lane is also a director of General Binding Corporation.

(5) Mr. Hessler is also a director of Legacy Software, Inc.

(6) Mr. Rittereiser is also a Director of Ferrofluidics Corporation, Interchange Financial Services, Corp. and CUC International Inc. On February 6, 1995, the Acting Superintendent of Banks, State of New York, filed a Petition in the New York Supreme Court to take over the business of Nationar.

    It is the policy of the Company that no person may serve as a director past the month in which he reaches age 70, except that any person who was a director on November 7, 1984 (which includes Messrs. Dimitriou and Doyle), may serve as a director through the month in which he reaches age 72. The Board of Directors may, in its discretion, allow a director to continue to serve after the month in which he reaches age 70 or 72, as the case may be, until the next Annual Meeting.

    The Company's Bylaws permit nominations for election of directors to be made by the Board of Directors, by a nominating committee of the Board of Directors (there currently is no such committee) or by any stockholder having the right to vote generally in the election of directors. However, the Bylaws provide that, in the case of any nomination by a stockholder at an annual meeting, written notice (satisfying certain requirements specified in the Bylaws) of the stockholder's intention to make the nomination must be given to the Secretary of the Company not later than 90 days prior to the annual meeting. The chairman of an annual meeting may refuse to acknowledge the nomination of any person that is not made in compliance with the procedures set forth in the Bylaws.

MEETINGS OF THE BOARD AND ITS COMMITTEES

    During fiscal year 1996, the Board of Directors met 26 times, the Audit Committee met 5 times, the Compensation Committee met 12 times and the Executive Committee met 5 times. There is no nominating committee. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and its Committees on which he served during fiscal year 1996.

    The Audit Committee, consisting of three non-employee directors, is responsible for recommending to the Board of Directors the appointment of independent public accountants (subject to ratification by the stockholders); reviewing the fees charged by the Company's independent public accountants; reviewing the Company's annual financial statements prior to submission to the Board of Directors; reviewing the scope and results of the Company's annual audits; and certain other matters concerning the Company's accounting and financial affairs as specified in the Company's Bylaws.

    The Compensation Committee, consisting of three non-employee directors, is responsible for reviewing and recommending to the Board of Directors the salaries of officers and key managers of the Company; reviewing and recommending incentive bonus, stock option, stock incentive, retirement, and welfare plans and programs for officers and key managers of the Company; and certain other matters concerning the performance and compensation of the Company's management employees as specified in the Company's Bylaws. Qualified members of the Compensation Committee also serve as the Salary, Bonus and Option Committee under the Company's Executive Incentive Plan and as the committee of the Company's Board of Directors that administers the Company's 1989 Stock Option Plan.

    The Executive Committee is authorized, subject to certain limitations imposed by law and in the Company's Bylaws, to exercise the powers and authority of, and act in lieu of, the Board of Directors in the management and direction of the Company's business affairs.

COMPENSATION OF DIRECTORS

    Each director receives an annual director's fee of $20,000. Each director also receives a fee of $800 plus expenses for each meeting of the Board of Directors and its Committees that he attends. The Chairman of a Board Committee will receive an additional $1,500 per year. Effective November 1, 1996, the amount each director receives for each meeting of the Board of Directors and its Committees that he attends will be increased to $1,000.

    The Company maintains the Wallace Computer Services, Inc. Retirement Plan for Outside Directors (the "Retirement Plan") pursuant to which outside directors (which include all directors other than Mr. Cronin and Mr. Dimitriou) will be eligible to receive benefits when they complete five years of service as outside directors. Messrs. Doyle and Lane have completed five years of service as outside directors and are participants in the Retirement Plan. The annual retirement benefit payable to each participating director is equal to the annual director's fee in effect on his retirement date. Retirement benefits commence upon the retirement of a participating director, continue for the lesser of ten years or the number of years of service as an outside director, and cease upon the death of the participating director. Because the actual retirement benefits to be received by each participating director will be based upon the annual director's fee in effect on his retirement date and the period of time during which he serves as an outside director, the amount of the retirement benefits to be paid to participating outside directors cannot be calculated prior to retirement. As of the end of fiscal year 1996, the Company has accrued the estimated amount of retirement benefits under the Retirement Plan. Mr. Stearns is presently receiving retirement benefits under the Retirement Plan. Under the Retirement Plan, retirement benefits to Mr. Stearns would be suspended if he is elected as a director at this year's Annual Meeting.

    The Company established a Deferred Compensation/Capital Accumulation Plan for Directors for each of calendar years 1988, 1993, 1994, 1995 and 1996 in which all incumbent directors were eligible to participate. For the 1996 Plan and the 1995 Plan, Messrs. Dimitriou and Doyle elected to participate. For the 1994 Plan and the 1993 Plan, Mr. Doyle elected to participate. Each participating director was allowed to elect to defer up to 100% of his director's and meeting fees. Subject to certain conditions, the amount of fees deferred bears interest, compounded annually at 12% per annum for amounts deferred under the 1993, 1994, 1995 and 1996 Plans and 16% per annum for amounts deferred under the 1988 Plan. A participating director is entitled to receive payment of the undistributed amount of his deferral account in either fifteen annual installments beginning at age 65 or, if a participating director so elects, in ten annual installments beginning at age 70 or age 72. If a participating director has not previously begun to receive installment payments from his deferral account, he will receive an interim distribution from his deferral account in both the seventh and the eighth years following the deferral year in an amount equal to the amount of fees that he deferred.

    At its meeting on September 4, 1996, the Board adopted the Wallace Computer Services, Inc. 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"), subject to future stockholder approval. Pursuant to the 1997 Stock Incentive Plan, at the Annual Meeting or, if later, on the date on which a person is first elected or begins to serve as a non-employee Director, and on the date of each annual meeting of stockholders thereafter, each Non-Employee Director will be granted an option to purchase 2,000 shares of Common Stock (which number will be prorated if such non-employee Director is first elected or begins to serve as a non-employee Director on a date other than the date of an annual meeting of stockholders) at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant of such option. In addition, pursuant to the 1997 Stock Incentive Plan, each non-employee Director may from time to time elect, in lieu of all or any portion of the cash retainer fee that would otherwise be payable to such non-employee Director, to be granted on the date of the meeting of the Compensation Committee next following the date of the annual meeting and each subsequent annual meeting of stockholders, the number of options ("Retainer Fee Options") to purchase shares of Common

Stock which is equal to four times the amount of the retainer fee subject to such election divided by the fair market value of a share of Common Stock on the date of such grant. The purchase price of the shares of Common Stock subject to a Retainer Fee Option will be equal to the fair market value of a share of Common Stock on the date of grant of such Retainer Fee Option. Each option granted to a non-employee Director will become exercisable for one-fourth of the shares of Common Stock subject to such option on the first day of February, and an additional one-fourth thereof will become exercisable on the first day of May, August and November, next following its date of grant, provided that such option shall become fully exercisable in the event of a Material Change (as such term is defined in the 1997 Stock Incentive Plan). A "Material Change" as defined in the 1997 Stock Incentive Plan includes the acquisition of beneficial ownership of 35% or more of the outstanding shares of the Company's Common Stock, the election of directors representing 30% or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to constitute a "Material Change" for purposes of the Plan. The election of all of Mr. Wyser-Pratte's nominees to the Board may constitute a Material Change under the 1997 Stock Incentive Plan.

                                     ITEM 2
                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for fiscal year 1997.

    Arthur Andersen LLP has served as the Company's independent public accountants since fiscal year 1960. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and such representatives will be available to respond to appropriate questions from the stockholders.

                                     ITEM 3
                           THE WYSER-PRATTE PROPOSALS

    Based upon publicly available information, the Company believes that Mr. Wyser-Pratte may ask the Wallace stockholders to consider and vote upon the following proposals:

THE BUSINESS COMBINATION PROPOSAL

    Mr. Wyser-Pratte may propose the following resolution for stockholder vote at the Annual Meeting:

    "RESOLVED, that pursuant to Section 203(b)(3) of the Delaware General Corporation Law, the Shareholders hereby amend the Company's By-laws by adding a new Section 7.7 which shall read as follows:

    'The corporation shall not be governed by Section 203 of the Delaware General Corporation Law."'

    YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE "AGAINST" THIS
PROPOSAL.

    By virtue of being incorporated in Delaware, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits the Company from engaging in a business combination, such as a merger or consolidation, with any person who acquires 15% or more of the Common Stock (an "interested stockholder") for three years, unless the Company's Board of Directors approves the proposed business combination before the interested stockholder reaches the 15% threshold. However, this three year ban will not apply if the interested stockholder acquires 85% of the stock in the same transaction that the stockholder acquires 15% of the stock (excluding shares owned by officers and directors and certain employee stock plans). Nor will the ban apply if the business combination is approved by the Board and holders of at least two-thirds of stock not owned by the interested stockholder. Section 203 permits stockholders to "opt-out" of its provisions by voting to amend the Company's Bylaws to provide that the Company elects not to be governed by
Section 203.

    The General Assembly of Delaware adopted Section 203 after an extensive period of study and public comment by representatives of stockholders, public corporations, employees, committees, and other constituencies. The General Assembly declared, in the official synopsis, that Section 203 is designed "to strike a balance between the benefits of an unfettered market for corporate shares and the well documented and judicially recognized need to limit abusive takeover tactics" and "to encourage a full and fair offer to stockholders."
Section 203 is a compromise that provides greater protection to stockholders against abusive offers, without inappropriately limiting the ability of acquirors to make and stockholders to receive fully priced bids. Contrary to Mr. Wyser-Pratte's assertions that Section 203 is an impediment to "maximizing" stockholder value, Section 203 is intended to discourage inadequate offers and provide for the fair treatment of all stockholders.

    Under Delaware law, Board approval has traditionally been a prerequisite of most business combinations. Section 203 did not create this requirement. Instead, Section 203 enhances the likelihood that stockholders will receive the benefit of Board consideration of a takeover proposal and that any takeover proposal presented to stockholders will be on the best terms available.

    Under Delaware law, directors have a duty to act on behalf of the stockholders to oppose inadequate or coercive offers. Section 203 underscores this duty by giving potential acquirors an incentive to deal with the Board.
Section 203 enhances the likelihood that stockholders will receive the benefit of Board consideration and evaluation of a takeover proposal and that any takeover proposal presented to stockholders will be favorable to all stockholders. If a prospective acquiror seeks Board approval of a proposed business combination, the Board members have a fiduciary duty to act in the best interests of stockholders in evaluating such an offer. Board negotiation protects stockholders against inadequate offers or abusive takeover tactics. The stockholders of the Company benefit from the Board's evaluation of the opportunity to negotiate a takeover proposal, and from any improved terms resulting from negotiations.

    Section 203 does not prevent stockholders from accepting a tender offer for their shares, whether or not the Board has approved the offer, and does not ban all business combinations. As indicated above, if 85 percent or more of the outstanding Common Stock of the Company is tendered, the prospective acquiror may effect its proposed business combination without Board approval. This encourages an interested stockholder to make an all-cash tender offer for all shares at a price that is attractive enough to obtain the general support of holders of at least 85 percent of the stock.

    Accordingly, the Board of Directors believes that "opting out" of Section 203 could expose stockholders to coercive takeover tactics and would not be in the best interest of the stockholders or the Company.

THE TENDER OFFER PROPOSAL

    Mr. Wyser-Pratte may propose the following resolution for stockholder vote at the Annual Meeting:

    "RESOLVED, that the Shareholders hereby amend the Company's By-laws by adding a new Section 7.8, which shall read as follows:

    'If a fully financed tender offer is made to purchase all the Company's outstanding shares of Common Stock for cash at a price that is at least 25% greater than the average closing price of such shares on the New York Stock Exchange during the 30 days prior to the date on which such offer is first published or sent to security holders and the Board of Directors opposes such offer, the Board of Directors shall terminate all defensive measures against such offer at the end of the ninetieth day after such offer is first published or sent to security holders unless the Board of Directors' policy of opposition to such offer is approved by a vote of a majority of the shares of Common Stock present and entitled to vote on the subject matter at a meeting of shareholders which is held on or before such ninetieth day and at which a quorum is present; provided, however, that the Board of Directors shall not be required to terminate defensive measures against such offer at the end of such ninetieth day unless at such time the offer has an expiration date which is at least ten business days thereafter. Notwithstanding anything to the contrary contained in
Section 2.5 of the by-laws, unless the record date for such shareholders meeting was set prior to the date on which such offer was first published or sent to security holders, the record date for such meeting shall be at least five business days after the date on which the Company files its statement of position with respect to such offer in accordance with Rule 14e-2 of the Securities Exchange Act of 1934, as amended. At such time as it is required, pursuant to the first sentence of this by-law, to terminate defensive measures against such offer the Board of Directors shall redeem the outstanding Rights under the Rights Agreement dated as of March 14, 1990 between the Company and Harris Trust and Savings Bank, as Rights Agent, or any successor agreement. Prior to the end of such ninetieth day, unless the Board's policy of opposition to such offer has been approved by a shareholder vote as provided in this by-law, the Board of Directors shall take such reasonable actions as are necessary to preserve the possibility of satisfying the conditions to such offer after such ninetieth day. This Section 7.8 may only be amended or repealed by a shareholder vote pursuant to Section 7.1 of the By-laws.' "

    YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE "AGAINST" THIS
PROPOSAL.

    Wallace has received the written opinion of its Delaware legal counsel that this proposal is invalid as a matter of Delaware law. According to the opinion, Mr. Wyser-Pratte's proposal may not be adopted as a Bylaw amendment, because under Delaware law, except as provided in a company's certificate of incorporation, a company's business and affairs must be managed by or under the direction of the Board of Directors. The Wallace Board believes that it has the affirmative legal duty under Delaware law to respond to and resist takeover attempts that it determines in good faith to be against the best interests of the Company and the stockholders, such as the Moore Offer. Such a duty has been set forth in a line of Delaware cases, including UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (1985), and IVANHOE PARTNERS V. NEWMONT MINING CORP., 535 A.2d 1334 (1987). Mr. Wyser-Pratte's scheme would, by a Bylaw amendment, attempt to remove this legal obligation from the Board of Directors. Based upon the opinion, the Wallace Board believes that such a restriction of statutory and fiduciary responsibility may not be effected through a Bylaw amendment under Delaware law. In addition to the foregoing, according to the legal opinion, the proposed Bylaw amendment is also invalid because it is inconsistent with Wallace's charter. The Restated Certificate of Incorporation of Wallace provides that special stockholder meetings may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. The charter thus vests in the Wallace Board the exclusive, discretionary authority to determine whether to call a special meeting of stockholders. Under Mr. Wyser-Pratte's proposal, the Bylaws would require the Wallace Board to call a special meeting if the Board determined that resisting a takeover threat was in the best interests of Wallace and its stockholders. Under
Section 109 of the Delaware General Corporation Law, a Bylaw provision may not be inconsistent with the company's certificate of incorporation. Moreover, under Wallace's charter, any provision inconsistent with the provisions of the charter relating to special stockholder meetings requires an amendment to the Wallace charter adopted by at least 80% of the outstanding shares.

    Apart from its belief in the legal invalidity of Mr. Wyser-Pratte's proposal, the Wallace Board also believes that the proposed Bylaw amendment is ill-advised and against the best interests of the Wallace stockholders. As a general matter, Wallace believes that a corporation's board of directors is the proper body to evaluate the merits of takeover proposals. As the Delaware federal court concluded in the case of the Moore Offer, stockholders may not have all the information possessed by the board of directors regarding a company's business, financial condition and future prospects, or such information may not be readily or easily understood. Moreover, it may not be in the best interests of the stockholders for a company publicly to disclose confidential and competitive information in order to equip stockholders to vote knowledgeably with respect to a takeover proposal. In addition, if a board determines that a sale is in the best interests of the company and the stockholders, Wallace believes that it is the board, rather than the stockholders as a whole, that is better able to negotiate and conclude a transaction in a timely manner.

    Mr. Wyser-Pratte's proposal also contains a number of a specific terms that the Board believes are not in the best interests of Wallace stockholders. His proposal imposes a limitation on the Wallace Board whenever a fully financed offer at a 25% premium is made. Accordingly, highly conditional offers (for example, conditioned on further due diligence) that may not be bona fide acquisition proposals nonetheless require a proxy solicitation and a stockholder meeting if the board determines to reject the offer. Moreover, even Mr. Wyser-Pratte has conceded in his public disclosures that the average acquisition premium in Wallace's industry is higher than his 25% threshold. In Wallace's view, Mr. Wyser-Pratte's proposal not only would require a stockholder vote on offers that the Wallace Board may determine to be inadequate in its good faith reasonable judgment, but such a Bylaw amendment may limit the Wallace Board's ability to obtain the best price for the stockholders in the event that the Wallace Board determines that a sale is in the best interests of the stockholders.

    Mr. Wyser-Pratte has commenced litigation against the Company, seeking to have this proposed Bylaw amendment declared valid as a matter of Delaware law. See "CERTAIN LITIGATION." The Wallace Board believes this litigation is without merit and intends to vigorously defend the litigation. Unless and until there is a final judgment declaring the purported Bylaw amendment lawful, the Bylaw amendment will not be given any effect by the Company. While the Board strongly believes that it will be successful in the litigation, the validity of the Tender Offer Proposal or any similar proposal under Delaware law has not been considered or conclusively resolved by the Delaware courts, and as such, there is a possibility that the Company's position that the Tender Offer Proposal is invalid would not survive a court challenge.

                                     ITEM 4
                                 OTHER MATTERS

    The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those listed in the notice of the meeting. However, if any other matters do come before the Annual Meeting, it is intended that the holders of proxies solicited by the Board of Directors will vote on such other matters at their discretion in accordance with their best judgment.

                               VOTING PROCEDURES

    The Board of Directors has fixed the close of business on September 17, 1996 as the record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 43,972,859 shares of Common Stock outstanding. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the Annual Meeting for the transaction of business.

    Whether or not you plan to attend the meeting, you are urged to vote by proxy. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholder's specifications marked thereon. If no specifications are marked thereon, the WHITE proxies distributed by your Board will be voted "FOR" the election of your Board's nominees and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent public accountants and "AGAINST" the Wyser-Pratte Proposals. Any stockholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of the Company a duly executed revocation, by submitting a later dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

    A stockholder may, with respect to the election of directors, (i) vote for the election of all three director nominees proposed by your Board, (ii) withhold authority to vote for all such director nominees or (iii) withhold authority to vote for any of such director nominees by so indicating in the appropriate space on the proxy. The Company's Bylaws provide that directors shall be elected by a plurality of the votes cast by stockholders holding shares of stock of the Company entitled to vote for the election of directors. Consequently, votes that are withheld in the election of directors and broker non-votes will have no effect on the election.

    With respect to the Wyser-Pratte Proposals and the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants, a stockholder may vote for or against such matters or abstain from voting. Pursuant to the Company's Bylaws and Delaware law, approval of Mr. Wyser-Pratte's Business Combination Proposal and the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants require the affirmative vote of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote. Consequently, an abstention or a broker non-vote on

Mr. Wyser-Pratte's Business Combination Proposal or the ratification of accountants will have the effect of a negative vote. As described above, Wallace believes that Mr. Wyser-Pratte's Tender Offer Proposal is invalid as a matter of Delaware law, and accordingly, Wallace believes that such proposal may not be adopted by the stockholders. Mr. Wyser-Pratte's preliminary proxy statement states that the approval of the Tender Offer Proposal requires an affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting and that abstentions and broker non-votes will have the same effect as votes against the proposal.


                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the cash compensation and certain other components of compensation for fiscal years 1996, 1995 and 1994 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal year ended July 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            -------------
                                                     ANNUAL COMPENSATION     SECURITIES      ALL OTHER
                                                    ----------------------   UNDERLYING    COMPENSATION
     NAME AND PRINCIPAL POSITION       FISCAL YEAR  SALARY (1)  BONUS (1)    OPTIONS (2)      (3)(4)
-------------------------------------  -----------  ----------  ----------  -------------  -------------
Robert J. Cronin                             1996   $  392,375  $  216,810       33,500     $   101,174
 President and Chief                         1995      355,000     262,000       19,000          71,149
 Executive Officer                           1994      318,750     194,077       10,000          56,160
Michael O. Duffield                          1996      218,800      78,365       15,100          35,231
 Senior Vice President/                      1995      200,125     113,960       11,400          17,316
 Operations                                  1994      182,750     101,079        4,900          15,411
Michael J. Halloran                          1996      208,925      63,720       12,600          35,593
 Vice President/Chief                        1995      195,625      83,370        7,900          27,151
 Financial Officer/                          1994      185,250      91,960        4,400          19,222
 Assistant Secretary
Michael T. Leatherman                        1996      199,975      71,155       15,100          26,327
 Senior Vice President/                      1995      175,583      71,400       12,900          19,215
 Chief Information Officer                   1994      157,000      77,661        4,500          13,816
Bruce D'Angelo                               1996      191,526      58,410       12,600          24,880
 Vice President/Sales                        1995      179,000      76,440        7,900          18,834
                                             1994      162,500      69,347        4,000          14,467

------------------------

(1) Compensation deferred at the election of the executive officer pursuant to Deferred Compensation/Capital Accumulation Plans established by the Company for the calendar years 1996, 1995 and 1994 is included in the relevant salary and bonus columns.

(2) Represents the number of shares of the Company's Common Stock for which options were granted to each executive officer for fiscal years 1996, 1995 and 1994 under the Company's 1989 Stock Option Plan. Stock options granted to each executive officer for fiscal year 1996 were approved and granted by the Compensation Committee on September 4, 1996.

(3) All Other Compensation includes (a) Company contributions under the Company's Profit Sharing and Retirement Plan, (b) Company contributions under the Company's Supplemental Profit Sharing Plan and (c) above-market accrued interest on compensation deferred under the Company's Deferred Compensation/Capital Accumulation Plan to the extent that such accrued interest exceeds interest that would have accrued on such deferred compensation at market interest rates. The amounts of All Other Compensation for each of the three components above were as follows:

                     PROFIT SHARING       SUPPLEMENTAL      ABOVE-MARKET
                     AND RETIREMENT      PROFIT SHARING        ACCRUED
FISCAL YEAR 1996          PLAN                PLAN            INTEREST
                    -----------------  ------------------  ---------------
Mr. Cronin              $  16,009          $   28,576         $  12,589
Mr. Duffield               13,939              17,117             4,175
Mr. Halloran               16,009              12,665             6,919
Mr. Leatherman             13,939               5,077             7,311
Mr. D'Angelo               13,939               7,006             3,935

                     PROFIT SHARING       SUPPLEMENTAL      ABOVE-MARKET
                     AND RETIREMENT      PROFIT SHARING        ACCRUED
FISCAL YEAR 1995          PLAN                PLAN            INTEREST
                    -----------------  ------------------  ---------------
Mr. Cronin              $  15,047          $   24,367         $   8,385
Mr. Duffield               13,107               1,879             2,330
Mr. Halloran               15,046               6,946             5,159
Mr. Leatherman             13,107               1,361             4,747
Mr. D'Angelo               13,107               3,368             2,359

                     PROFIT SHARING       SUPPLEMENTAL      ABOVE-MARKET
                     AND RETIREMENT      PROFIT SHARING        ACCRUED
FISCAL YEAR 1994          PLAN                PLAN            INTEREST
                    -----------------  ------------------  ---------------
Mr. Cronin              $  18,874          $   10,407         $   5,679
Mr. Duffield               13,879              --                 1,532
Mr. Halloran               15,407              --                 3,815
Mr. Leatherman             11,040              --                 2,776
Mr. D'Angelo               13,113              --                 1,354

(4) Director and meeting fees earned by Mr. Cronin as a director of the Company are $44,000, $23,350 and $21,200 for calendar years 1996, 1995 and 1994, respectively, and are included in All Other Compensation.

OPTION GRANTS FOR FISCAL YEAR 1996

    The following table sets forth information with respect to options granted for fiscal year 1996 to purchase shares of the Company's Common Stock under the Company's 1989 Stock Option Plan to the five executive officers listed in the Summary Compensation Table.

                       OPTION GRANTS FOR LAST FISCAL YEAR

                                           PERCENT OF
                             NUMBER OF    TOTAL OPTIONS
                            SECURITIES     GRANTED TO
                            UNDERLYING      EMPLOYEES     EXERCISE OR                       GRANT DATE
                              OPTIONS       IN FISCAL     BASE PRICE      EXPIRATION          PRESENT
           NAME             GRANTED (1)       YEAR        ($/SH.) (1)      DATE (1)          VALUE (2)
--------------------------  -----------  ---------------  -----------  -----------------  ---------------
Robert J. Cronin                33,500          12.9%      $  26.875        9/04/06         $   302,170
Michael O. Duffield             15,100           5.8%         26.875        9/04/06             136,202
Michael J. Halloran             12,600           4.8%         26.875        9/04/06             113,652
Michael T. Leatherman           15,100           5.8%         26.875        9/04/06             136,202
Bruce D'Angelo                  12,600           4.8%         26.875        9/04/06             113,652

------------------------
(1) Under the terms of the Company's 1989 Stock Option Plan, options can be either tax-favored incentive stock options or non-qualified stock options. Tax favored incentive stock options must have an option price not less than 100% of the market value on the date of grant. Non-qualified stock options may have an option price not less than 85% of market value on the date of grant; however, no options have been granted to date at an option price less than 100% of market value on the grant date. Options become exercisable as to 40% of the shares one year after the grant date and as to the remaining 60% of the shares two years after the grant date; however, the Compensation Committee has the authority to accelerate the exercisability of an option. All options granted to date have had an exercise period of ten years from the grant date.

(2) The Black-Scholes option pricing model has been used to calculate the present value of options as of the date of grant. The model assumptions include: (a) an option term of 5.84 years, which represents the weighted average (by number of option shares) over the past ten years of the length of time between the grant date of options and the exercise date of such options for the listed executive officers; (b) an interest rate equal to the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option term; (c) a volatility factor calculated using monthly stock prices for the Company's Common Stock for the 3 years (36 months) prior to the grant date; and (d) a dividend rate of $.415 per share, which was the total amount of dividends paid with respect to a share of the Company's Common Stock in fiscal year 1996.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information with respect to the exercise in fiscal year 1996 of options to purchase shares of the Company's Common Stock granted under the Company's 1989 Stock Option Plan by the five executive officers named in the Summary Compensation Table. In addition, this table includes the fiscal year-end number and value of unexercised options held by each named executive officer.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED     IN-THE- MONEY OPTIONS AT
                                NUMBER OF                      OPTIONS AT 7/31/96              7/31/96 (2)
                             SHARES ACQUIRED     VALUE     --------------------------  ---------------------------
           NAME                ON EXERCISE    REALIZED (1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------  ---------------  -----------  -----------  -------------  ------------  -------------
Robert J. Cronin                    4,318      $  85,550      110,000        50,000    $  1,946,500   $   175,106
Michael O. Duffield                 2,022         38,987       44,098        28,680         763,506        88,151
Michael J. Halloran                --             --           25,520        21,080         421,725        76,530
Michael T. Leatherman              --             --           26,400        27,200         418,550       156,442
Bruce D'Angelo                     --             --           20,200        20,600         323,313        70,380

------------------------
(1) Value realized equals the aggregate amount of the excess of the fair market value on the date of exercise over the relevant exercise price(s).

(2) Value of unexercised in-the-money options is calculated as the aggregate difference between the fair market value of $29.50 per share (which was the closing price of the Company's Common Stock as reported in the New York Stock Exchange Composite Transactions for July 31, 1996) over the relevant exercise price(s).

LONG-TERM INCENTIVE PLANS -- AWARDS IN FISCAL YEAR 1996

    The following table sets forth information with respect to awards made for fiscal year 1996 under the Company's Long-Term Performance Plan to the five executive officers named in the Summary Compensation Table.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                             PERFORMANCE OR
                                NUMBER OF     OTHER PERIOD       ESTIMATED FUTURE
                                 SHARES,          UNTIL       PAYOUTS UNDER NON-STOCK
                                 UNITS OR     MATURATION OR     PRICE- BASED PLANS
            NAME               OTHER RIGHTS    PAYOUT (1)             MAXIMUM
-----------------------------  ------------  ---------------  -----------------------
Robert J. Cronin                    --          11/01/98            $   234,000
Michael O. Duffield                 --          11/01/98                 176,000
Michael J. Halloran                 --          11/01/98                 118,000
Michael T. Leatherman               --          11/01/98                 176,000
Bruce D'Angelo                      --          11/01/98                 118,000

------------------------
(1) Pursuant to the Long-Term Performance Plan, payouts for 1996 awards (as adjusted to reflect the results of fiscal years 1997 and 1998) must occur prior to December 1, 1998; however, based on past practice, the Company anticipates that such payouts will occur on or about November 1, 1998.

    In fiscal year 1995, the Company introduced a Long-Term Performance Plan, the purpose of which is to provide incentive compensation to certain key employees in a form which relates the financial reward to an increase in the value of the Company to its stockholders. In general, the Company's net operating profit after taxes (with the cost of inventories determined on a first-in, first-out ("FIFO") basis) is reduced by a capital charge, which is intended to represent the return expected by stockholders and debt holders of the Company. The participants in the plan are awarded a predefined percentage of the excess or deficit of the net operating profit after taxes (with the cost of inventories determined on a FIFO basis) less the capital charge. Each participant's award is deferred for a period of two years during which the Company's results for each of such two years are added to or subtracted from the amount awarded. After the completion of the second year following the award year, the participant is paid the lesser of the initial award or the adjusted amount. The Plan does not provide for any threshold or target award amounts.

    For the awards made for fiscal year 1996, as reflected in the table above, the participant will receive the full award amount shown in cash following the Company's fiscal year 1998, provided that the results of fiscal years 1997 and 1998 do not cause a net reduction to the fiscal year 1996 award. A plan participant immediately prior to the occurrence of a Material Change (as defined in the Long-Term Performance Plan) will be entitled to receive payment of such participant's accrued award under the Long-Term Performance Plan if, at any time during the two-year period beginning with the date that the Material Change occurs, such participant's employment with the Company terminates for any reason other than cause. A "Material Change" as defined in the Long-Term Performance Plan includes the acquisition of beneficial ownership of 35% or more of the outstanding shares of the Company's Common Stock, the election of directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by, the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to constitute a "Material Change" for purposes of the Plan. The election of two or more of Mr. Wyser-Pratte's nominees to the board may constitute a Material Change under the Long-Term Performance Plan.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

    The Company has entered into an Employment Agreement, dated as of January 1, 1995, with Mr. Cronin pursuant to which Mr. Cronin will be employed as the Company's President and Chief Executive Officer until December 31, 1999. The employment agreement provides for Mr. Cronin to be paid a base salary of at least $365,000 per year and, at the Company's discretion, annual bonuses may be awarded to Mr. Cronin under the Company's Annual Bonus Plan or otherwise. In the event of a Material Change (as defined in such agreement), Mr. Cronin, for his continued employment, will be paid for each fiscal year during the remainder of the term of the employment agreement an annual bonus equal to an amount not less than the average annual bonus awarded to Mr. Cronin for the last two fiscal years preceding the fiscal year in which the Material Change occurs. A "Material Change" as defined in Mr. Cronin's agreement includes the acquisition of beneficial ownership of 50% or more of the outstanding shares of the Company's Common Stock, the election as directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to be a "Material Change" for purposes of the employment agreement. The election of two or more of Mr. Wyser-Pratte's nominees to the Board may constitute a Material Change under the employment agreement. At the election of Mr. Cronin, his annual bonus for any fiscal year may be deferred and paid, with interest (based on the rate paid on 90-day bank certificates of deposit), in 120 equal monthly installments following the termination of his employment. The employment agreement also provides that, if Mr. Cronin should become disabled during the term of his employment, he will be paid 50% of his base salary then in effect for the remainder of the employment term or until his death, whichever occurs first. In the event of a Material Change, Mr. Cronin may elect to terminate his services if (i) the Company fails to continue to employ Mr. Cronin in the same capacity in which he was employed immediately prior to the Material Change, (ii) the Company impedes or otherwise fails to permit Mr. Cronin to exercise fully and properly his duties and responsibilities or (iii) the Company fails to pay Mr. Cronin's base salary or award to him an annual bonus when due. In the event Mr. Cronin elects to terminate his services pursuant to the preceding sentence, Mr. Cronin will be entitled to a termination payment equal to the present value of the minimum base salary, bonuses and other compensation to which he would have been entitled if he had continued in the employ of the Company through the last day of the term of the employment agreement. In the event that, in connection with a Material Change, the termination payment or any other amounts payable to Mr. Cronin or certain of his beneficiaries is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax or assessment (collectively, "Excise Taxes"), the Company shall pay the amount necessary to reimburse Mr. Cronin or his beneficiaries, as the case may be, for (i) all Excise Taxes that may be imposed and (ii) any and all income and other taxes that may be imposed on Mr. Cronin or his beneficiaries under clause (i) above or under this clause (ii). Subject to certain limitations, during the term of the employment agreement, Mr. Cronin and his dependents will receive all benefits, and may participate in other plans and programs, which executive employees of the Company are entitled to receive or in which they are entitled to participate. In addition, subject to certain limitations, Mr. Cronin and his wife will be entitled to reimbursement of all medical expenses they may incur during Mr. Cronin's lifetime. The employment agreement also provides for Mr. Cronin to receive a monthly supplemental retirement benefit in an amount up to 50% of his average monthly compensation from the Company for the last sixty months of his full-time employment, reduced by his monthly Social Security retirement benefits and the monthly amount payable under a single life annuity equal to the value of all other amounts payable under any retirement plan or program of the Company (other than amounts attributable to his contributions). Subject to certain limitations, during the term of the employment agreement and for a period of two years after the later to occur of (i) the end of the term of the employment agreement and (ii) the termination of Mr. Cronin's employment for any reason, Mr. Cronin has agreed not to, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected with the ownership, management, operation or control of, any entity that is directly engaged in any business or activity directly competitive with any business of the Company.

    The Company has entered into an agreement with Mr. Dimitriou pursuant to which Mr. Dimitriou shall serve the Company, and the Company shall employ Mr. Dimitriou, as a consultant until August 31, 1998, or such earlier date (subject to certain conditions) as Mr. Dimitriou may elect. Mr. Dimitriou is required to devote at least 20% of his business time and energies to the Company and its subsidiaries. Pursuant to such agreement, Mr. Dimitriou is paid a consulting fee at a rate of not less than $100,000 per annum. In addition, the agreement provides for Mr. Dimitriou to receive a supplemental retirement benefit which supplements retirement benefits provided under Social Security and the Company's Profit Sharing and Retirement Plan and Supplemental Profit Sharing Plan so that he can anticipate receiving a retirement income equal to 50% of the average monthly compensation he received during the last sixty months of his full-time employment. The supplemental retirement benefit for Mr. Dimitriou is $130,560 per year. Mr. Dimitriou may (as a result of interference with the performance of his duties and responsibilities, or failure to be paid compensation or receive benefits) elect to terminate his services and receive a termination payment in an amount equal to the discounted present value of the minimum compensation he would have been entitled to receive under the agreement until his 72nd birthday, as well as lump sum distributions of his deferred bonuses (and related interest) and his supplemental retirement benefit.

    The Company has adopted an Executive Severance Pay Plan, in which Mr. Cronin, Mr. Duffield, Mr. Halloran, Mr. D'Angelo and Mr. Leatherman are Level II Participants and certain other executive employees are either Level I Participants or Level II Participants. The Executive Severance Pay Plan provides for each participant to receive a severance benefit of either one (in the case of Level I Participants) or two (in the case of Level II Participants) times the participant's annual compensation if the participant's employment with the Company and its subsidiaries voluntarily (subject to certain conditions) or involuntarily terminates at any time during the two-year period after the occurrence of a Material Change (as defined in the Executive Severance Pay Plan) for any reason other than Cause (as defined in the Executive Severance Pay
Plan). A "Material Change" as defined in the Executive Severance Pay Plan includes the acquisition of beneficial ownership of 35% or more of the outstanding shares of the Company's Common Stock, the election as directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by, the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to be a "Material Change" for the purposes of the Executive Severance Pay Plan. The election of two or more of Mr. Wyser-Pratte's nominees to the Board may constitute a Material Change under the Executive Severance Pay Plan. Participants in the Company's Executive Severance Pay Plan may also be entitled to receive a severance benefit under the Company's Employee Severance Pay Plan, which provides a severance benefit to non-union employees of the Company and its subsidiaries based upon length of service in the event that a participant's employment is involuntarily terminated without Cause within a period of two years after the occurrence of a Material Change (as such terms are defined in the Executive Severance Pay Plan); however, any severance benefit provided under the Company's Employee Severance Pay Plan is reduced by any severance benefit under the Executive Severance Pay Plan, and, in most cases, the severance benefit provided under the Executive Severance Pay Plan would exceed the severance benefit provided under the Company's Employee Severance Pay Plan.

    Severance amounts may become payable to approximately 125 officers and senior managers under the Company's Executive Severance Pay Plan, and under agreements with Messrs. Cronin and Dimitriou, in the aggregate amount of approximately $33 million in the event of a change of control of the Company and the termination of employment of all such persons. Upon any such change of control, (i) the Board of Directors of the Company may accelerate the vesting of all outstanding unvested options to purchase shares of the Company's Common Stock, (ii) approximately $12 million of earned benefits would vest early under the Company's Long-Term Performance Plan, Executive Incentive Plan and Annual Bonus Plan and (iii) earnings would be preserved on benefits accrued under the Company's Deferred Compensation/Capital Accumulation Plans. The Company's

Profit Sharing and Retirement Plan, which covers all full-time employees of the Company (other than employees covered by collective bargaining agreements) who have completed one year of service, has a provision that is intended to preserve and protect the plan assets for the benefit of participants in the event of a change in control or other similar material change with respect to the Company. The election of two or more of Mr. Wyser-Pratte's nominees to the Board may constitute a change of control for purposes of the Company's Profit Sharing and Retirement Plan.

    In 1996, the Company established the Wallace Computer Services, Inc. Benefit Trust (the "Trust") to provide for the funding of certain plans and arrangements in the event of the occurrence of a "Material Change" (as defined in the Trust). Under the Trust, a "Material Change" includes the acquisition of beneficial ownership of 35% of more of the outstanding shares of the Common Stock, the election of directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to constitute a "Material Change" for purposes of the Trust. The election of two or more of Mr. Wyser -Pratte's nominees to the Board may constitute a Material Change under the Trust. The following plans and arrangements of the Company are subject to the Trust: the 1988, 1989, 1990, 1991, 1993, 1994, 1995, and 1996 Deferred
Compensation/Capital Accumulation Plans, the Supplemental Profit Sharing Plan, the Supplemental Retirement Plan, the Executive Incentive Plan, the Long-Term Performance Plan, individual pension arrangements for certain executive officers and directors and benefits payable to retired directors under the Retirement Plan for Outside Directors. In the event of a change of control, the Company would be required to fund under the Trust approximately $26 million of vested benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Dimitriou, the Chairman of the Board of the Company, serves on the Board of Directors of General Binding Corporation. Mr. Lane, who is the Chairman of the Board of General Binding Corporation, serves on the Compensation Committee of the Company. Mr. Dimitriou does not serve on the Compensation Committee of General Binding Corporation.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") consists of three non-employee members of the Board of Directors. The Committee is responsible for reviewing and recommending to the Board of Directors the compensation of officers and key management personnel of the Company. The Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, define the Company's compensation philosophy and objectives and develop compensation plans to achieve those objectives. The Company's compensation philosophy and objectives as they relate to executives are: (a) to include in the Company's incentive plans those individuals who are officers or are in other key management positions that have a direct effect on profits, (b) to adequately compensate those individuals at levels that are competitive with similar positions in other companies and (c) to provide methods of compensation that both retain executives long term and offer incentives in a manner that enhances stockholder value.

COMPENSATION OF EXECUTIVE OFFICERS

    In the case of Mr. Cronin, compensation is governed by the terms described below and as set forth in his employment agreement with the Company (which is described above under the heading "Employment Contracts and Termination, Severance and Change-of-Control Arrangements"). Compensation of executive officers for fiscal year 1996 was structured to consist of the following elements:

    BASE SALARY -- Base salary is intended to provide a sufficient level of compensation to attract and retain qualified management. Base salary ranges are determined and reviewed through comparative compensation surveys supplied by professional compensation consultants. The surveys compare the evaluated position to positions of equal responsibilities at companies of similar size and complexity. Base salary increases are determined based on the incumbent's performance in the position as measured by performance objectives established at the beginning of the fiscal year. The Company's salaries generally fall at median levels of the established range. Salary increases for executive officers generally range from four to seven percent depending on the evaluation of the executive's performance and the executive's salary relative to the established salary range. The Committee believes that the Company's direct competitors for executive talent are not limited to the companies that would be included in a peer group. Thus, the survey comparison group is not the same as the peer group used in the performance graph under the heading "Performance Graph" below.

    INCENTIVE BONUSES -- The Company's incentive bonus plans were developed to provide incentive compensation in a form that aligns the employee's financial reward to the financial results of the Company. The two incentive bonus plans are the Annual Bonus Plan and the Long-Term Performance Plan.

    ANNUAL BONUS PLAN -- The Annual Bonus Plan is a cash bonus plan pursuant to which the payout is determined based upon a matrix that measures the level of the Company's return on investment ("ROI") and the percentage of completion an executive achieves on predefined individual performance objectives. In the Annual Bonus Plan, executives are targeted to receive a bonus of 25% to 45% of base salary (Mr. Cronin is targeted at 45%). The targeted bonus is achieved if the Company's ROI is equal to the budgeted ROI established at the beginning of the year and the executive achieves 75% of the executive's individual performance objectives. Individual performance objectives generally relate to financial goals and operational goals that relate to the executives' specific responsibilities. Objectives are assigned point values. The percentage of points achieved to total points available determines the percentage of achievement. Generally, financial goals include such measures as the level of sales, the level of operating expenses and the utilization/turnover of assets. Operational objectives generally relate to the development and implementation of major products, programs or projects. An executive's bonus can be increased or decreased from target depending on the Company's ROI and the executive's individual performance objective achievements. The maximum bonus can be 160% of target, provided the actual ROI exceeds 110% of targeted ROI and the executive achieves at least 90% of the individual performance objective points. The minimum bonus can be 20% of target, provided the actual ROI is 90% of targeted ROI and the executive achieves 45% of the individual performance objective points. No bonus will be earned if either the actual ROI is less than 90% of targeted ROI or the executive achieves less than 45% of the individual performance objective points. Bonus awards for 1996 ranged from 40% to 120% of targeted bonuses. The Company's actual ROI for fiscal year 1996 was 101% of targeted ROI.

    LONG-TERM PERFORMANCE PLAN -- The Long-Term Performance Plan is a rolling three year plan that compensates executives for Company performance in excess of the Company's weighted cost of capital. The Company's weighted cost of capital is intended to equal the theoretical return expected by stockholders and debt holders of the Company. In general, the Company's net operating profit after taxes (with the cost of inventories determined on a FIFO basis) is reduced by a capital charge (the company's average investment multiplied by the Company's weighted cost of capital). The net result is an excess or deficit of net operating profit after taxes. The participants in the plan receive an award equal to a predefined percentage of the excess or deficit of the net operating profit after taxes. Mr. Cronin's percentage for fiscal year 1996 equaled two percent. The aggregate percentage for all participants (including Mr. Cronin) approximated 10% in fiscal year 1996. Participant award amounts are banked for a period of two years during which the results of the following two fiscal years are added to or subtracted from the amount banked. After the completion of the second year following the award year, the participant is paid the lesser of the award (assuming the award was positive), or the amount banked. For awards made in fiscal year 1996, the participant will receive the full award amount in cash following the Company's fiscal year 1998, provided that the results of fiscal years 1997 and 1998 do not result in a net reduction of the fiscal year 1996 award.

    DEFERRED COMPENSATION/CAPITAL ACCUMULATION PLAN -- The Deferred Compensation/Capital Accumulation Plan ("CAP") is intended to motivate executive officers and employees in certain key management positions to remain in the employment of the Company, thus providing the Company with a qualified and stable executive team to achieve its long term goals. The CAP allows participants to elect to defer up to 20% of their salary and cash bonus. A CAP has been in effect for each calendar year since 1988, with the exception of 1992. The deferred amount bears interest at a rate determined by the Committee and has ranged between 12% and 16% per annum. The Committee elected 12% for the 1996 Plan. If a participant remains in the continuous employment of the Company for a period of seven years after the year of deferral, an interim distribution equal to the amount deferred will be made from the participant's deferral account. A second interim distribution equal to the first interim distribution will be made to each participant who remains in the continuous employment of the Company for a period of eight years after the year of deferral. Most participants will also receive additional distributions beginning at age 65. A participant whose employment terminates prior to retirement receives a lump sum distribution equal to the amount deferred plus interest between 6% and 8%, less the amount of any interim distributions. The Company has purchased for its account life insurance on the participants, which is expected to be sufficient to fund distributions under the Plan.

    STOCK COMPENSATION -- Stock compensation is intended to provide a longer term reward to executives for sound Company performance and to align the interests of the executives more closely with those of the stockholders by increasing management stock ownership. For fiscal year 1996, the Company provided stock compensation via two plans, the 1989 Stock Option Plan ("Option Plan") and the Employee Stock Purchase Plan ("ESP"). The Committee administers the Option Plan pursuant to which options to purchase shares of the Company's Common Stock are granted to executive officers and other key members of management. Options under the Plan become exercisable as to 40% of the shares one year after grant and the remaining 60% of the shares become exercisable two years after grant; however, the Committee has the authority to accelerate the exercisability of any option. The Committee determines the number of options to be granted based upon a matrix similar to the annual bonus matrix that utilizes the same performance measures. The Committee also considers comparative information, including the number of stock option grants made by similar companies. The ESP is available to all employees of the Company who have completed at least one year of service. Under the Plan, employees electing to participate may purchase shares of the Company's Common Stock at an exercise price equal to the lower of (a) 85% of the mean market value on the first day of the offering period or (b) 85% of the mean market value on the last day of the offering period. The offering period is a six month period beginning on January 1 and July 1 of each year. Participating employees may purchase stock equal to the lesser of (a) shares having a market value of no more than 10% of the participant's base salary or (b) shares having a market value of $25,000 (market value is determined using the market price of the stock as of the first day of the offering period). Subject to stockholder approval, the Committee recommended and the Board of Directors approved the 1997 Stock Incentive Plan to further align the interests of directors, executives and key management personnel with stockholders and to provide a means for directors, executives and key management personnel to increase their ownership in the Company's Common Stock. Stock options granted under the plan may provide for performance vesting whereby the performance measures correspond with the Company's five year strategic plan developed in June, 1995. As described under "ELECTION OF DIRECTORS -- Compensation of Directors," the plan also provides for directors to receive stock options annually and to elect to receive stock options in lieu of cash for director fees. The plan will be presented to the stockholders for their approval in the near future.

    STOCK OWNERSHIP GUIDELINES -- The Committee and the Board of Directors have established stock ownership guidelines for the executives of the Company. The guidelines recommend that officers and other key management personnel own a minimum of one to three times their base salary in Common Stock or stock equivalents of the Company (Mr. Cronin is recommended to own a minimum of three times his base salary). The guidelines suggest that ownership levels in the Company's Common Stock or stock equivalents should be achieved by August 1, 2001. As of July 31, 1996, all but three of the twelve executives subject to the ownership guidelines have achieved the guidelines recommended (Mr. Cronin has met the ownership guidelines).

    OTHER COMPENSATION ELEMENTS -- The Company provides a Profit Sharing and Retirement Plan ("P.S. Plan") in which executive officers participate on the same terms as non-executive employees subject to limits on the amounts that may be contributed. In addition, a Supplemental Profit Sharing Plan provides to executives and other highly compensated participants additional contributions to compensate them for contributions not allowed under the P.S. Plan due to contribution limitations. This supplemental plan is designed to place executives in the same relative position as non-highly compensated participants in the P.S. Plan. The Company also provides each executive officer with split-dollar life insurance (up to $200,000 of coverage) and an automobile for which the Company makes the lease and insurance payments. In fiscal year 1996 the Company began phasing out the leasing of automobiles for executives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The fiscal year 1996 compensation for Mr. Cronin, the Chief Executive Officer, was established following the same philosophy and objectives as discussed in this report. As reported in the Summary Compensation Table, total fiscal year 1996 annual compensation of Mr. Cronin was $710,359, the significant elements of which were base salary and the annual bonus. In addition, Mr. Cronin was awarded $234,000 from the Long-Term Performance Plan that is deferred, contingent upon the results of fiscal years 1997 and 1998, and payable in fiscal year 1999. Mr. Cronin also was granted 33,500 stock options under the Company's 1989 Stock Option Plan. Mr. Cronin's base salary as of July 31, 1996, of $401,500 was determined based upon the Company's established salary range for the Chief Executive Officer. Mr. Cronin's base salary as of July 31, 1996, is approximately 22% below competitive pay for base salary compensation as determined in a 1996 survey of mid-cap size companies. Effective November 1, 1996, Mr. Cronin's base salary will be increased to $450,000. The Committee believes that Mr. Cronin's salary is within an acceptable range. Mr. Cronin's fiscal 1996 annual bonus was $216,810 (54% of his base salary and 120% of his targeted bonus). The annual bonus award was determined by the Company's actual ROI as compared to targeted ROI and his level of achievement against his individual performance objectives established at the beginning of the year. The Company's actual ROI was 101% of its targeted ROI. Individual performance objectives included, among others, the level of sales, the level of operating expenses, various asset management ratios, the continued development and penetration of the Company's W.I.N. systems, and the development and implementation of several strategic products and services. For fiscal year 1996, Mr. Cronin achieved in excess of 90% of his individual performance objectives. The Committee believes Mr. Cronin's incentive bonuses are reasonable as compared to the Company's performance. In summary, the Committee views Mr. Cronin's total fiscal 1996 compensation as an appropriate amount, given the Company's record financial performance in fiscal year 1996, his individual achievements and the competitive standards for Chief Executive Officer talent.

    Submitted by the Compensation Committee of the Board of Directors of the Company.

    William N. Lane, III       Chairman
    Albert W. Isenman, III
    William E. Olsen

PERFORMANCE GRAPH

    The following performance graph compares the cumulative total stockholder return on the Company's Common Stock for the five year period from July 31, 1991 to July 31, 1996, with the cumulative total return for the same period of the Standard & Poor's ("S&P") 500 stock index, the S&P MIDCAP 400 index and a stock index composed of a group of five publicly traded companies, consisting of American Business Products, Ennis Business Forms, Moore Corporation, New England Business Service and The Standard Register Company (the "Peer Group Index"). Duplex Products, which was included in last year's performance graph, has been removed from the Peer Group Index since it was acquired during the last fiscal year and has ceased to be publicly traded. Comparisons are based on the assumption that the value of an investment on July 31, 1991, in the Company's Common Stock, the S&P 500 stock index, the S&P MIDCAP 400 index and the Peer Group Index was $100 and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           WALLACE COMPUTER SERVICES INC.   PEER GROUP     S&P MIDCAP 400     S&P 500 INDEX
7/31/91                               100           100                 100              100
1/31/92                               111            89                 118              107
7/31/92                               110            91                 117              113
1/29/93                               135            95                 131              118
7/30/93                               113            99                 137              123
1/31/94                               157           113                 151              134
7/29/94                               151           104                 142              129
1/31/95                               139           100                 144              134
7/31/95                               285           125                 178              162
1/31/96                               272           121                 189              186
7/31/96                               292           126                 190              189

INDEMNIFICATION ARRANGEMENTS AND LIMITATION ON LIABILITY

    Pursuant to the provisions of the Company's Restated Certificate of Incorporation, as amended, and the provisions of indemnification agreements between the Company and each of its directors and officers, the Company is obligated (subject to certain conditions) to hold harmless and indemnify its directors and officers, to the fullest extent permitted from time to time by applicable law, from and against expenses (including attorney's fees), judgments, fines, amounts paid in settlement, and other liabilities and claims that its directors and officers may incur or become subject to as a result of or in connection with serving or having served at any time as a director or officer of the Company (including liabilities relating to service as a trustee or otherwise in connection with employee benefit plans) and, in the case of officers, as an employee or agent of the Company or as a director, officer, employee or agent or in any other capacity at the request of the Company with any subsidiary or other entity. The Company's indemnification obligations under its Restated Certificate of Incorporation and under indemnification agreements with its directors and officers do not extend to liabilities or claims based upon or attributable to any breach of duty of loyalty to the Company or its stockholders, any acts or omissions that are not in good faith or that involve intentional misconduct or deliberate dishonesty, any improper personal profit or benefit, or any income taxes in respect of compensation. Directors and officers also have indemnification rights against the Company under Section 145 of the Delaware General Corporation Law, and the Company maintains director and officer liability insurance coverage for its directors and officers.

    Pursuant to the above indemnification agreements, subject to certain limitations, the Company must advance any and all defense costs (including attorney's fees) of investigating, defending or otherwise contesting any claim made against the director with respect to any alleged act or omission by him as a director of the Company, provided that the director gives the Company a written undertaking to repay all such advances if and to the extent it is ultimately determined that the director is not entitled to indemnification with respect to such claim.

    Under the provisions of the Company's Restated Certificate of Incorporation, no director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the liability of a director for monetary damages is not eliminated or limited for any breach of duty of loyalty to the Company or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct, deliberate dishonesty, or a knowing violation of law, for any dividends or redemptions or repurchases of stock that are unlawful under the Delaware General Corporation Law, or for any act or omission that occurred prior to November 12, 1986.

                               CERTAIN LITIGATION

    On September 20, 1996, Mr. Wyser-Pratte filed a complaint against the Company in the United States District Court for the Northern District of Illinois, Case No. 96 C 6087 (the "Litigation"). In that complaint, Mr. Wyser-Pratte alleges that a preliminary version of this proxy statement, which was filed with the Securities and Exchange Commission but not distributed by Wallace to its stockholders, was misleading because (i) it did not properly disclose the issues with respect to the legality of Mr. Wyser-Pratte's Tender Offer Proposal under Delaware law and the Company's Certificate of Incorporation, and (ii) it did not indicate that the proxy statement issued by Moore in connection with the 1995 Annual Meeting of Stockholders of the Company contained the following statement: "The Moore Nominees are committed, SUBJECT TO THE FULFILLMENT OF THE FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS OF WALLACE, to giving each Wallace stockholder the opportunity to receive not less than $60 per Share for all of their Shares and to take such steps as are necessary to permit the [Moore] Offer and [Moore's proposed merger] to proceed." (emphasis added) Mr. Wyser-Pratte further alleges that such preliminary version of this proxy statement was misleading because it did not state the reasons why Messrs. Hessler, Isenman and Rittereiser (the three Wallace directors nominated by Moore), in fulfilling their fiduciary duties as directors of the Company, joined with the other directors of Wallace in unanimously recommending that the stockholders of the Company vote in favor of the Board's nominees and against Mr. Wyser-Pratte's proposals. The complaint also seeks a declaration that the purported Bylaw amendment reflected in Mr. Wyser-Pratte's Tender Offer Proposal is lawful under Delaware law.

    The Company believes the Litigation is without merit, and intends to vigorously defend the Litigation.

                               VOTING SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of September 17, 1996, the only person known to the Board of Directors (based on a review of public filings) to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company's Common Stock is the following:

                                     SHARES
NAME AND ADDRESS                  BENEFICIALLY     PERCENT OF
OF BENEFICIAL OWNER                   OWNED           CLASS
------------------------------  -----------------  -----------
AIM Management Group                2,500,200(1)         5.7%
  11 Greenway Plaza
  Suite 1919
  Houston, Texas 77046

------------------------

(1) Holdings as of June 30, 1996 as reported to the Securities and Exchange Commission pursuant to Rule 13(f).

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

    The following table lists the beneficial ownership, as of September 17, 1996, of the Company's Common Stock by each director, the Board's nominees, the five executive officers listed in the Summary Compensation Table, and all directors, director nominees and executive officers as a group. Unless otherwise noted, the listed director, nominee or executive officer has sole power to vote and sole power to dispose of or direct the disposition of all shares listed opposite such person's name.


                                     SHARES         PERCENT OF
 NAME OF BENEFICIAL OWNER      BENEFICIALLY OWNED      CLASS
---------------------------    ------------------   -----------
Robert J. Cronin                       143,420(1)        *
Theodore Dimitriou                     203,990(2)        *
Richard F. Doyle                         7,600           *
Curtis A. Hessler                    --                  *
Albert W. Isenman, III                     200           *
William N. Lane, III                   231,148(3)        *
William E. Olsen                           800           *
John C. Pope                             2,000           *
Robert P. Rittereiser                    1,600
Neele E. Stearns, Jr.                    2,400
Michael O. Duffield                     63,034(4)        *
Michael J. Halloran                     45,944(5)        *
Michael T. Leatherman                   38,120(6)        *
Bruce D'Angelo                          33,690(7)        *
All Directors, Director                863,404(8)    2.0  %
Nominees and Executive
Officers as a group
(19 persons)


------------------------
 *  Less than 1% of the outstanding shares of Common Stock.

(1) Includes 113,046 shares that Mr. Cronin has the right to acquire through the exercise of options granted to him under the Company's 1989 Stock Option Plan that are presently exercisable or will become exercisable within a period of 60 days. Excludes 26,526 share equivalents held by Mr. Cronin as a result of Mr. Cronin converting his deferred bonus amount into stock equivalents during fiscal year 1995.

(2) Includes 33,394 shares that Mr. Dimitriou has the right to acquire through the exercise of options granted to him under the Company's 1989 Stock Option Plan that are presently exercisable or will become exercisable within a period of 60 days.

(3) Includes 181,148 shares held in trusts for which Mr. Lane acts as a co-trustee. Mr. Lane has shared powers to vote and dispose of the shares held by such trusts.

(4) Includes 59,098 shares that Mr. Duffield has the right to acquire through the exercise of options granted to him under the Company's 1989 Stock Option Plan that are presently exercisable or will become exercisable within a period of 60 days. Excludes 8,601 share equivalents held by Mr. Duffield as a result of Mr. Duffield converting his deferred bonus amount into stock equivalents during fiscal year 1995.

(5) Includes 37,120 shares that Mr. Halloran has the right to acquire through the exercise of options granted to him under the Company's 1989 Stock Option Plan that are presently exercisable or will become exercisable within a period of 60 days. Excludes 9,840 share equivalents held by Mr. Halloran as a result of Mr. Halloran converting his deferred bonus amount into stock equivalents during fiscal year 1995.

(6) Includes 19,320 shares that Mr. Leatherman has the right to acquire through the exercise of options granted under the Company's 1989 Stock Option Plan that are presently exercisable or will become exercisable within a period of 60 days. Excludes 6,592 share equivalents held by Mr. Leatherman as a result of Mr. Leatherman converting his deferred bonus amount into stock equivalents during fiscal year 1995.

(7) Includes 31,320 shares that Mr. D'Angelo has the right to acquire through the exercise of options granted to him under the Company's 1989 Stock Option Plan that are presently exercisable or will become exercisable within a period of 60 days. Excludes 5,089 share equivalents held by Mr. D'Angelo as a result of Mr. D'Angelo converting his deferred bonus amount into stock equivalents during fiscal year 1995.

(8) Includes 361,889 shares that all executive officers as a group have the right to acquire through the exercise of options granted under the Company's 1989 Stock Option Plan that are presently exercisable or will become exercisable within a period of 60 days. Excludes 81,338 share equivalents held by all executive officers as a group as a result of executive officers converting their deferred bonus amounts into stock equivalents during fiscal year 1995.

COMPLIANCE WITH SECTION 16(A)(2) OF THE SECURITIES EXCHANGE ACT OF 1934

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and executive officers are required to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Whenever a director or executive officer files a Form 3, 4 or 5, a copy of the Form is required to be furnished to the Company.

    Based solely upon a review of the Form 3, 4 and 5 filings received by the Company since the beginning of fiscal year 1996, the Company has not identified any failure on the part of any of its directors and executive officers to file on a timely basis any Form 3, 4 or 5 during fiscal year 1996.

                            SOLICITATION OF PROXIES

    Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The Company will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

    The Company has retained Morrow & Co., Inc. ("Morrow") for solicitation and advisory services in connection with the solicitation, for which Morrow is to receive a fee estimated at $200,000, together with reimbursement for its reasonable out-of-pocket expenses. The Company has also agreed to indemnify Morrow against certain liabilities and expenses. It is anticipated that Morrow will employ approximately 75 persons to solicit stockholders for the Annual Meeting.

    Pursuant to a letter agreement dated July 30, 1995 (the "Letter Agreement"), the Company retained Goldman Sachs as financial advisor with respect to the Moore Offer and certain other possible transactions. Pursuant to the Letter Agreement, the Company agreed to pay: (a) a fee of $500,000, payable on the date of the letter agreement (which amount has been paid and is creditable on a one time basis against any fees payable under clause (b), (c) or (d) below); (b) if 15% or more of the outstanding stock of the Company is acquired by Moore or any other person or group (including the Company), in one or a series of transactions or if all or substantially all of the assets of the Company are transferred, in one or a series of transactions, by way of a sale, distribution or liquidation, a fee equal to 0.62% of the aggregate value of all such transactions (in the event at least 50% of the outstanding stock of the Company is acquired by Moore or any other person, such aggregate value will be determined as if such acquisition were of 100% of the stock of the Company); (c) if the Company or any entity formed or owned in substantial part or controlled by the Company or one or more members of senior management of the Company or any employee benefit plan of the Company or any of its subsidiaries effects certain recapitalization transactions, a fee equal to 0.62% of the aggregate value of such transaction; (d) if the Company sells, distributes or liquidates all of its assets, or a portion of its assets having an aggregate value of $50 million or more, and no fee is otherwise payable pursuant to clause (b) or (c) above, a fee based upon the aggregate value of such transaction pursuant to a schedule ranging from 2.00% if the aggregate value of the transaction is $50 million, to 0.75% if the aggregate value of the transaction is $750 million or more; and (e) in the event no transaction of the type described in clause (b) or (c) above has been consummated by any of the following dates, a fee of $1.5 million on each such date as of which no transaction has been consummated:

October 31, 1995, January 31, 1996, April 30, 1996, July 31, 1996 and October 31, 1996. Any fee paid pursuant to clause (e) shall be creditable on a one time basis against any fee payable under clause (b), (c) or (d) above. Any fee paid under clause (b) above shall be in certain instances creditable on a one time basis against any fee subsequently paid under clause (c) above, and vice versa.

    The Company also agreed to reimburse Goldman Sachs periodically for their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of their attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in the Letter Agreement. In addition, the Company agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under federal securities laws. Pursuant to a separate letter dated July 30, 1995, Goldman Sachs agreed, subject to limited exceptions, to use confidential information supplied by the Company only for the engagement contemplated by the Letter Agreement and not to disclose such information.

    In the case of public offerings or private placements of securities of the Company that are related to a transaction contemplated by the Letter Agreement, the Company agreed to offer Goldman Sachs the right to act as lead manager or agent on such transactions. In such case, Goldman Sachs would charge customary fees pursuant to a separate agreement.

    The Letter Agreement may be terminated at any time by either party thereto, with or without cause, effective upon receipt of written notice to that effect. Goldman Sachs will be entitled to the transaction fee set forth above if at any time prior to the expiration of 18 months after such termination a transaction of the type contemplated by clause (b), (c) or (d) above is consummated and, in the case of a transaction contemplated by clause (b) or (d), there was contact with the acquiring party, or any affiliate thereof, regarding such a transaction during the period of Goldman Sachs' engagement. Any fee paid under clause (e) shall, however, be credited against any such transaction fee.

    The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting is being borne by the Company. Costs incidental to these solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are expected to be approximately $250,000 in addition to the fees of Morrow described above (excluding the amount normally expended by the Company for the solicitation of proxies at its annual meetings). Total costs incurred to date for, in furtherance of , or in connection with these solicitations of proxies are approximately $100,000.

    Certain information about the directors, director nominees and executive officers of the Company and certain employees and other representatives of the Company who may also solicit proxies is set forth in the attached Schedule I.
Schedule II sets forth certain information relating to shares of Common Stock owned by such parties and certain transactions between any of them and the Company. Schedule III sets forth certain information with respect to Goldman Sachs. Schedule IV sets forth certain transactions by Goldman Sachs with respect to securities of the Company.

               STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

    Stockholder proposals intended for inclusion in the proxy statement for the 1997 Annual Meeting must be received at the Company's corporate headquarters, 2275 Cabot Drive, Lisle, Illinois 60532, not later than July 8, 1997. Stockholder proposals should be addressed to the attention of the Company's Secretary.

    In addition, the Company's Bylaws require that there be furnished to the Secretary of the Company written notice with respect to the nomination of a person for election as a director (other than nominations submitted at the direction of the Board) at an annual meeting of stockholders. In order for any such nomination to be proper, the notice must contain certain information concerning the nomination or proposing stockholder and the nominee, and must be furnished to the Company not later than 90 days before the annual meeting. Copies of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

                                          By Order of the Board of Directors

                                                         [SIG]
                                          T. DIMITRIOU
                                          CHAIRMAN OF THE BOARD OF DIRECTORS


Lisle, Illinois
October 8, 1996

                                   SCHEDULE I
            INFORMATION CONCERNING THE DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES OF THE COMPANY

    The following table sets forth the name and the present principal occupation or employment (except with respect to the directors, whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors, director nominees and executive officers of the Company and (2) certain employees of the Company who may assist in soliciting proxies from stockholders of the Company. Unless otherwise indicated below, the principal business address of each such person is 2275 Cabot Drive, Lisle, Illinois 60532 and such person is an employee of the Company. Directors are indicated with a single asterisk.

       DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS OF THE COMPANY

                NAME AND PRINCIPAL                                 PRESENT OFFICE OR OTHER
                 BUSINESS ADDRESS                            PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------------------------  ---------------------------------------------------
Robert J. Cronin* .................................
Theodore Dimitriou* ...............................
Richard F. Doyle* .................................
2436 Hansens Mountain Road
Charlottesville, VA 22911
Curtis A. Hessler* ................................
I-NET, Inc.
6700 Rockledge Drive
Bethesda, MD 20817
Albert W. Isenman, III* ...........................
Kellogg Graduate School of Management
Northwestern University
2001 Sheridan Road
Evanston, IL 60208
William N. Lane III* ..............................
Lane Industries, Inc.
One Lane Center
1200 Shermer Road
Northbrook, IL 60062
William E. Olsen* .................................
275 Oak Creek Dr., Unit 210
Wheeling, IL 60090
John C. Pope* .....................................
810 South Ridge Road
Lake Forest, IL 60045
Robert P. Rittereiser* ............................
Gruntal Financial Corp.
14 Wall Street
New York, NY 10005
Neele E. Stearns, Jr.* ............................
260 Chestnut Street
Winnetka, IL 60093
Michael O. Duffield ...............................  Senior Vice President/Operations

                NAME AND PRINCIPAL                                 PRESENT OFFICE OR OTHER
                 BUSINESS ADDRESS                            PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------------------------  ---------------------------------------------------
Michael T. Leatherman .............................  Senior Vice President/Chief Information Officer
Michael J. Halloran ...............................  Vice President/Chief Financial Officer/Assistant
                                                      Secretary
Bruce D'Angelo ....................................  Vice President/Sales
Michael T. Laudizio ...............................  Divisional Vice President/Secretary/Director of
                                                      Taxation
Wayne E. Richter ..................................  Vice President/General Manager -- Label Division
Donald J. Hoffmann ................................  Vice President/Engineering and Research
Michael M. Mulcahy ................................  Vice President/General Manager -- Colorforms
                                                      Division
Thomas G. Brooker .................................  Vice President/General Manager -- Office Products
                                                      Division

                            CERTAIN EMPLOYEES OF THE
                      COMPANY WHO MAY ALSO SOLICIT PROXIES

                NAME AND PRINCIPAL                                 PRESENT OFFICE OR OTHER
                 BUSINESS ADDRESS                            PRINCIPAL OCCUPATION OR EMPLOYMENT
---------------------------------------------------  ---------------------------------------------------
Bradley P. Samson..................................  Director of Investor Relations and Public Relations
Teresa A. Sorrentino...............................  Public Relations Specialist

                                  SCHEDULE II
        SHARES HELD BY DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS
                    AND CERTAIN EMPLOYEES OF THE COMPANY AND
            CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

    The shares of Common Stock held by directors, director nominees and Michael
O. Duffield, Michael J. Halloran, Michael T. Leatherman and Bruce D'Angelo are set forth in the Proxy Statement. The following employees of the Company own the following shares as of September 17, 1996:

                                                         SHARES OF COMMON
                                                               STOCK
                        NAME OF                            BENEFICIALLY
                   BENEFICIAL OWNER                          OWNED (1)
              --------------------------                 -----------------
Michael T. Laudizio....................................          1,626
Wayne E. Richter.......................................         31,766
Donald J. Hoffmann.....................................         15,359
Michael M. Mulcahy.....................................         31,470
Thomas G. Brooker......................................         13,312
Bradley P. Samson......................................            240

------------------------
(1) Amounts include shares acquirable within 60 days of September 13, 1996 pursuant to the exercise of currently outstanding options as follows: Mr. Laudizio (1,400); Mr. Richter (25,040); Mr. Hoffmann (6,826); Mr. Mulcahy (26,840); and Mr. Brooker (12,560).

                       PURCHASES AND SALES OF SECURITIES

    The following table sets forth information concerning all purchases and sales of securities of the Company by directors, officers and certain employees since September 17, 1994:

                                       DATE OF      NATURE OF   NUMBER OF SHARES
NAME                                 TRANSACTION   TRANSACTION  OF COMMON STOCK*
-----------------------------------  -----------   -----------  ----------------
DIRECTORS AND DIRECTOR NOMINEES:
Robert J. Cronin...................    1/18/95         (1)            1,018
                                       7/18/95         (1)              690
                                      10/16/95         (2)            4,318
                                       1/19/96         (1)              780
                                       7/10/96         (1)              432
                                        9/9/96         (2)           24,154
                                        9/9/96         (5)            8,700
Theodore Dimitriou(4)..............    1/18/95         (1)              636
                                       2/27/96         (2)           42,606
                                       2/27/96         (3)           42,606
Richard F. Doyle...................    5/13/96     Purchase           2,000
Albert W. Isenman, III.............    7/11/96     Purchase             200
William N. Lane, III...............     9/9/96     Purchase          10,000
John C. Pope.......................    7/12/96     Purchase           2,000
Robert P. Rittereiser..............    7/12/96     Purchase           1,600
Neale E. Stearns, Jr...............    12/5/94     Purchase           1,400

                                       DATE OF      NATURE OF   NUMBER OF SHARES
NAME                                 TRANSACTION   TRANSACTION  OF COMMON STOCK*
-----------------------------------  -----------   -----------  ----------------
OFFICERS:
Michael J. Halloran................    1/18/95         (1)              558
                                       7/18/95         (1)              442
                                       1/19/96         (1)              510
                                       7/10/96         (1)              544
Michael O. Duffield................    7/18/95         (1)              756
                                       1/19/96         (1)              730
                                        5/1/96         (2)            2,022
                                        5/1/96         (5)              712
                                       7/10/96         (1)              428
Bruce D'Angelo.....................    1/18/95         (1)              472
                                       7/18/95         (1)              396
                                       1/19/96         (1)              916
                                       7/10/96         (1)              184
Michael T. Leatherman..............     9/9/96         (2)           18,800
Michael T. Laudizio................    1/18/95         (1)              232
                                       2/14/95        Sale              232
                                        4/2/96         (2)            1,400
                                        4/2/96         (3)            1,400
                                       7/10/96         (1)              226
Wayne E. Richter...................    1/18/95         (1)              580
                                       7/18/95         (1)              510
                                       7/18/95         (2)            2,000
                                       7/18/95         (3)            2,000
                                       1/19/96         (1)              652
                                        5/1/96         (2)            3,000
                                        5/1/96         (5)              536
                                       7/10/96         (1)              280
                                       7/11/96        Sale              838
Donald J. Hoffmann.................    1/18/95         (1)              148
                                       7/18/95         (1)              320
                                        8/3/95         (2)            4,000
                                        8/3/95         (5)            1,862
                                       1/19/96         (1)              642
                                       2/22/96         (2)            6,200
                                       2/22/96        Sale            6,200
                                       7/10/96         (1)              330
                                       9/11/96         (2)            7,694
                                       9/11/96         (5)            4,627
Michael M. Mulcahy.................    1/18/95         (1)              678
                                       7/18/95         (1)              622
                                       1/19/96         (1)              528
                                       7/10/96         (1)              432
Thomas G. Brooker..................    1/18/95         (1)              298
                                       7/18/95         (1)              294
                                       1/19/96         (1)              422
                                       1/23/96         (2)            2,000
                                       1/23/96         (3)            2,000
                                       5/22/96        Sale              422
                                       7/10/96         (1)               32

                                       DATE OF      NATURE OF   NUMBER OF SHARES
NAME                                 TRANSACTION   TRANSACTION  OF COMMON STOCK*
-----------------------------------  -----------   -----------  ----------------
CERTAIN EMPLOYEES:
Bradley P. Samson..................    7/18/95         (1)               48
                                       1/19/96         (1)              116
                                       7/10/96         (1)               76

------------------------
*   Adjusted to reflect two-for-one split declared June 6, 1996.

(1) Purchase made pursuant to the Employee Stock Purchase Plan.

(2) Purchase made pursuant to the Incentive Stock Option Plan.

(3) Sale of shares purchased pursuant to the exercise of Incentive Stock
    Options.

(4) Transactions made for the benefit of the Theodore Dimitriou Trust.

(5) Disposition for the purpose of paying option exercise price.

    Theodore Dimitriou and William N. Lane, III have agreed to serve as the proxies on the Company's WHITE Annual Meeting proxy card.

    Except as disclosed in this Schedule or in the Proxy Statement, none of the Company, any of its directors, director nominees, executive officers or the employees of the Company named in Schedule I owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule or in the Proxy Statement, to the best knowledge of the Company, its directors, director nominees, executive officers or the employees of the Company named in
Schedule I, none of their associates beneficially owns, directly or indirectly, any securities of the Company. The Company owns all of the capital stock of its subsidiary, Visible Computer Supply Corporation, an Illinois corporation.

    Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, director nominees, executive officers or the employees of the Company named in Schedule I has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

    Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, director nominees, executive officers or the employees of the Company named in Schedule I is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

    Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, director nominees, executive officers or the employees of the Company named in Schedule I, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

    Other than as set forth in this Schedule and in the Proxy Statement, to the knowledge of the Company, none of the Company, any of its directors, director nominees, executive officers or the employees of the Company named in Schedule I, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                                  SCHEDULE III
                  INFORMATION CONCERNING GOLDMAN, SACHS & CO.

    The Company has retained Goldman Sachs to act as its financial advisor in connection with the transactions described in the Proxy Statement. Goldman Sachs from time to time also execute routine brokerage transactions for the account of the Company's Profit Sharing and Retirement Trust.

    Goldman Sachs are principally engaged as a partnership in furnishing a full range of investment banking and brokerage services for institutional and individual clients. Goldman Sachs do not admit that they or any of their partners, directors, officers or employees is a "participant," as defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission ("Schedule 14A"), in the solicitation to which the Proxy Statement relates or that such Schedule 14A requires the disclosure in the Proxy Statement or this Schedule of certain information concerning Goldman Sachs.

    The following partners and employees (the "Individuals") of Goldman Sachs may engage in solicitation activities in connection with the solicitation to which the Proxy Statement relates (and to the extent that any such Individual does, in fact, engage in such solicitation activities, any such Individual would thereby become a "participant," as defined in Schedule 14A):


         NAME                POSITION
-----------------------  ----------------
Cody J Smith             Partner
Mark F. Dzialga          Vice President
Frederick P. Wich, Jr.   Vice President


    Each of the Individuals is engaged in the investment banking business at Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 other than Frederick P. Wich, Jr., who engages in the business at Goldman, Sachs & Co., 4900 Sears Tower, Chicago, Illinois 60606, and is either a general partner or is employed by Goldman Sachs in the capacity listed beside his or her name.

    As of September 13, 1996, Goldman Sachs did not beneficially own any shares of Common Stock, and owned of record 2,050,570 shares of Common Stock for customer accounts. In the normal course of their business, Goldman Sachs regularly buy and sell securities, including the Company's securities, for their own account and for the accounts of their customers, which transactions may result from time to time in Goldman Sachs having a net "long" or net "short" position in the Company's securities or option contracts in the Company's securities. A list of all securities of the Company bought and sold by Goldman Sachs for their own account over the last two years is set forth on Schedule IV. It is impracticable, however, owing to the volume of such transactions, to list each transaction for the accounts of customers involving the Company's securities for the past two years for the purpose of the Proxy Statement.

    None of the Individuals owned of record or beneficially any of the Company's securities at September 13, 1996. None of the Individuals purchased or sold for their own account securities of any class of the Company within the past two years.

    To the knowledge of the Company, none of the Individuals own of record any securities of the Company which are not also beneficially owned by them nor do they beneficially own, directly or indirectly, any securities of any parent or subsidiary of the Company.

    In the normal course of their business, Goldman Sachs finance the securities positions of Goldman Sachs by bank and other borrowings and repurchase and securities borrowing transactions. To the knowledge of the Company, none of such borrowings were intended specifically for the purpose of purchasing securities of the Company.

    Except as set forth below or as disclosed elsewhere in this Schedule or the Proxy Statement, and except for customary arrangements with respect to securities of the Company held by Goldman Sachs for the accounts of their customers, to the knowledge of the Company, none of the Individuals, Goldman Sachs or any associate of such persons is or has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option

                                     III-1
arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as set forth below or as disclosed elsewhere in this Schedule or the Proxy Statement, to the knowledge of the Company, none of the Individuals, Goldman Sachs or any associate of such persons has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since August 1, 1995 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

                                     III-2

                                  SCHEDULE IV
        TRADING HISTORY OF GOLDMAN, SACHS & CO. (FOR THEIR OWN ACCOUNT)*

COMMON SHARES
Shares Purchased (Trade Date)

1996:  9700 (6/19)

1995:  16800 (1/17); 1100 (3/16); 42400 (3/20); 3200 (7/11); 600 (7/28); 300
(8/02); 500 (8/21); 500 (9/11); 4200 (10/18)

1994:  9400 (3/18); 1300 (6/15); 14750 (10/06); 523 (10/07); 377 (12/01); 5900
(12/06)

Shares Sold (Trade Date)

1996:  300 (6/21); 1000 (6/24); 1800 (6/28); 4800 (7/2); 1800 (7/3)

1995:  200 (1/11); 200 (1/13); 400 (1/16); 2000 (1/23); 2200 (1/30); 500 (2/08);
1400 (2/21); 500 (3/02); 900 (3/06); 2200 (3/09); 3300 (3/10); 24600 (4/13);
3100 (4/17); 3200 (6/26); 6100 (7/25)

1994:  400 (1/18); 300 (1/19); 900 (1/28); 200 (3/15); 9400 (3/18); 800 (4/28);
800 (5/06); 100 (6/17); 3200 (9/30); 5132 (10/07); 2277 (10/10); 377 (12/01);
400 (12/16); 100 (12/22); 700 (12/27); 200 (12/28); 1200 (12/29); 500 (12/30)

OPTIONS
Options Purchased (Trade Date)

1996:  400 (6/28)

1995:  none

1994:  322 (6/15); 4000 (9/09); 3000 (9/12)

Options Sold (Trade Date)

1996:  400 (6/28)

1995:  none

1994:  3100 (6/15); 3000 (6/16); 600 (6/17); 300 (9/16)

------------------------
*Transactions not adjusted to reflect two-for-one stock split distributed on July 26, 1996.

                                   IMPORTANT

    Your proxy is important. No matter how many shares of Common Stock you own, please give the Company your proxy "FOR" the election of your Board's nominees for director and "AGAINST" the Wyser-Pratte Proposals by signing, dating and returning the Company's WHITE proxy card today in the postage prepaid envelope provided.

                       DO NOT RETURN ANY GOLD PROXY CARDS
               THAT YOU MAY HAVE RECEIVED FROM MR. WYSER-PRATTE.

    If you have already submitted a proxy to Mr. Wyser-Pratte for the Annual Meeting, you may change your vote to a vote "FOR" the election of your Board's nominees and "AGAINST" the Wyser-Pratte Proposals by signing, dating and returning the Company's WHITE proxy card, which must be dated after any proxy you may have submitted to Mr. Wyser-Pratte. Only your latest dated proxy for the Annual Meeting will count at the meeting.

    If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the Company's WHITE proxy card as soon as possible.

    If you have any questions or require any additional information or assistance, please contact our proxy solicitor:

                               MORROW & CO., INC.
                         CALL TOLL FREE: (800) 662-5200

[LOGO]



                         WALLACE COMPUTER SERVICES, INC.

                                   PROXY CARD

  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 6, 1996.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints T. Dimitriou and W. N. Lane III, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of WALLACE COMPUTER SERVICES, INC. (the "Company") to be held on November 6, 1996, and at any and all adjournments and postponements thereof, on all matters before such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE; "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS; "AGAINST" MR. WYSER-PRATTE'S PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO ELECT NOT TO BE GOVERNED BY SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (THE "BUSINESS COMBINATION PROPOSAL"); AND "AGAINST" MR. WYSER-PRATTE'S PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO REQUIRE THE WALLACE BOARD TO TERMINATE DEFENSIVE ACTIONS FOLLOWING A CASH TENDER OFFER FOR ALL OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY UNLESS APPROVED BY A STOCKHOLDER VOTE (THE "TENDER OFFER PROPOSAL"); ALL OF WHICH MATTERS ARE MORE FULLY DESCRIBED IN THE ANNUAL MEETING PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY (1) TO VOTE FOR A SUBSTITUTE NOMINEE OF THE BOARD OF DIRECTORS IF ANY NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE IS UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE AS A DIRECTOR (UNLESS AUTHORITY TO VOTE FOR ALL NOMINEES OR FOR THE PARTICULAR NOMINEE WHO HAS CEASED TO BE A CANDIDATE IS WITHHELD), AND (2) TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------
PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF WALLACE COMPUTER SERVICES, INC.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSALS 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

                                                                    FOR ALL
                                             FOR        WITHHELD    EXCEPT
1. Election of Directors:                    / /           / /       / /
Robert J. Cronin,
Richard F. Doyle and
Neele E. Stearns, Jr.
If you do not wish your shares voted "FOR" a particular nominee or nominees, mark the "For All Except" box and strike a line through the nominee's name(s). Your shares will be voted for the remaining nominee(s).


                                             FOR       AGAINST        ABSTAIN
2. Ratification of Appointment of Arthur     / /         / /             / /
Andersen LLP as Independent Public
Accountants

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 3 AND 4.

                                             FOR       AGAINST        ABSTAIN
3. Mr. Wyser-Pratte's Business               / /         / /             / /
Combination Proposal


4. Mr. Wyser-Pratte's Tender Offer
Proposal                                     / /         / /             / /
--------------------------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.


Signature ___________________________Title___________________Date______________

Signature ___________________________Title___________________Date______________
Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority should sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------